Exhibit (a)(1)(A)

SAFE BULKERS, INC.

OFFER TO EXCHANGE
COMMON STOCK AND CASH
FOR
ANY AND ALL OUTSTANDING 8.00% SERIES B CUMULATIVE
REDEEMABLE PERPETUAL PREFERRED SHARES

	CUSIP No.	Consideration Offered
8.00% Series B Cumulative Redeemable Perpetual Preferred Shares, par value, $0.01 per share, liquidation preference $25.00 per share (NYSE: SB.PR.B)	Y7388 L111	(a) $22.50 and (b) 2.0 shares of Common Stock, per Series B Preferred Share

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE
AT 11:59 P.M., NEW YORK CITY TIME, ON APRIL 5, 2017.
WE MAY EXTEND THE OFFER PERIOD AND
WITHDRAWAL PERIOD AT ANY TIME.

Safe Bulkers, Inc. (“Safe Bulkers,” the “Company,” “our,” “we” or “us”) is offering (the “Exchange Offer”) to exchange (1) newly issued shares of Common Stock, par value $0.001 per share, of Safe Bulkers (NYSE: SB) (the “Common Stock”); and (2) cash, on the terms and conditions set forth in this Offer to Exchange (the “Offer to Exchange”) and in the related letter of transmittal, for any and all outstanding 8.00% Series B Cumulative Redeemable Perpetual Preferred Shares, par value $0.01 per share, liquidation preference $25.00 per share, of Safe Bulkers (NYSE: SB.PR.B) (the “Series B Preferred Shares”).

The amount of cash and the number of shares of Common Stock to be exchanged for each Series B Preferred Share is fixed. The offer will not be subject to any proration.

As of March 8, 2017, 1,485,768 Series B Preferred Shares were outstanding.

We are making the Exchange Offer to holders of Series B Preferred Shares in reliance upon the exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), afforded by Section 3(a)(9) of the Securities Act.

We are offering to acquire each Series B Preferred Share for a combination of:

(1) $22.50 in cash for every Series B Preferred Share validly tendered, and

(2) 2.0 shares of Common Stock for every Series B Preferred Share validly tendered.

The Exchange Offer is being made exclusively to existing holders of Series B Preferred Shares.

The exchange of Series B Preferred Shares for a combination of shares of Common Stock and cash may not be suitable for you. By exchanging Series B Preferred Shares for a cash payment and shares of Common Stock in the Exchange Offer, a holder would be exchanging a fixed yield preference security for a variable yield equity security. If all conditions to the Exchange Offer are satisfied or waived, we will acquire all Series B Preferred Shares from all validly tendering holders. The settlement date is expected to occur promptly after the expiration date, but no later than April 7, 2017, although the date is subject to change as described elsewhere in this Offer to Exchange. See “The Exchange Offer—Extension, Termination and Amendment.”

This Offer to Exchange is first being mailed to holders of the Series B Preferred Shares on or around March 9, 2017.

The Information Agent for the Exchange Offer is:

D.F. King & Co., Inc.
48 Wall Street
New York, NY 10005

Call Toll-Free (800) 370-1749
Contact via E-mail at: safebulkers@dfking.com

The date of this Offer to Exchange is March 9, 2017

The Exchange Offer will expire at 11:59 p.m., New York City Time, on April 5, 2017, unless extended or terminated by us. The term “expiration date” means 11:59 p.m., New York City Time, on April 5, 2017, unless we extend the period of time for which the Exchange Offer is open, in which case the term “expiration date” means the latest time and date on which the Exchange Offer, as so extended, expires.

The Depository Trust Company (“DTC”) and its direct and indirect participants, will establish their own cutoff dates and times to receive instructions to tender in this Exchange Offer, which will be earlier than the expiration date. You should contact your broker or other securities intermediary to determine the cutoff date and time applicable to you.

The last reported sales price of the Series B Preferred Shares on the New York Stock Exchange (the “NYSE”) on March 8, 2017 was $24.25 per Series B Preferred Share.

The last reported sales price of the Common Stock on the NYSE on March 8, 2017 was $1.62 per share of Common Stock.

See “Risk Factors” beginning on page 10 for a discussion of issues that you should consider with respect to the Exchange Offer.

You must make your own decision whether to tender Series B Preferred Shares in the Exchange Offer and, if so, how many of such Series B Preferred Shares to tender. Neither we, our Board of Directors (the “Board of Directors”), the Information Agent, the Exchange Agent, the Transfer Agent, nor any affiliate of any of the foregoing or any other person is making any recommendation as to whether or not you should tender your Series B Preferred Shares in the Exchange Offer. We have not authorized any person to make such a recommendation. You are urged to discuss your decision with your own tax advisor, financial advisor and/or broker.

We are making the Exchange Offer only to holders of Series B Preferred Shares in reliance upon the exemption from the registration requirements of the Securities Act, afforded by Section 3(a)(9) of the Securities Act. We have no contract, arrangement or understanding relating to, and will not, directly or indirectly, pay any commission or other remuneration to any broker, dealer, salesperson, agent or any other person for soliciting tenders in the Exchange Offer. In addition, no broker, dealer, salesperson, agent or any other person is engaged or authorized to express any statement, opinion, recommendation or judgment with respect to the relative merits and risks of the Exchange Offer. Our officers, directors and employees may solicit tenders from holders of our Series B Preferred Shares and will answer inquiries concerning the Exchange Offer, but they will not receive additional compensation for such services.

The Exchange Offer has not been approved or disapproved by the Securities and Exchange Commission (the “SEC”), any state securities commission, or the similar commission or governmental agency of any foreign jurisdiction, nor has the SEC, any state securities commission, or the similar commission or governmental agency of any foreign jurisdiction determined whether the information in this Offer to Exchange is truthful or complete. Any representation to the contrary is a criminal offense.

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SUMMARY TERM SHEET

The following is a summary of the terms of the Exchange Offer being provided for your convenience. It highlights certain material information in the Offer to Exchange, but before you make any decision with respect to the Exchange Offer, we urge you to read carefully this entire Offer to Exchange, including the section entitled “Risk Factors,” the related letter of transmittal, the descriptions of Common Stock and Series B Preferred Shares and the documents incorporated by reference into this Offer to Exchange. Our Annual Report on Form 20-F for the year ended December 31, 2016 (the “Annual Report”) is available online at the SEC website (www.sec.gov) and our website (www.safebulkers.com), and is also available from us upon request. See “Where You Can Find More Information.” The following summary is qualified in its entirety by the more detailed information appearing elsewhere in this Offer to Exchange and the related letter of transmittal.

The Company	Safe Bulkers, Inc., a Republic of Marshall Islands corporation.

Series B Preferred Shares Subject to the Exchange Offer	Any and all outstanding Series B Preferred Shares.

The Exchange Offer

We are offering to acquire Series B Preferred Shares for a combination of (a) $22.50 in cash and (b) 2.0 shares of Common Stock, for each Series B Preferred Share validly tendered and not properly withdrawn.

If all conditions to the Exchange Offer are satisfied or waived, we will acquire any and all outstanding Series B Preferred Shares from all tendering holders. However, only whole shares of Common Stock will be delivered. You will receive cash in lieu of any entitlement to a fraction of a share of Common Stock.

The Exchange Offer is being made exclusively to existing holders of Series B Preferred Shares.

See “The Exchange Offer—Terms of the Exchange Offer.”

No Recommendation

Neither we, our Board of Directors, the Information Agent, the Exchange Agent, the Transfer Agent, nor any affiliate of any of the foregoing or any other person is making any recommendation as to whether or not you should tender your Series B Preferred Shares in the Exchange Offer. We have not authorized any person to make such a recommendation. You must make your own investment decision regarding the Exchange Offer based upon your own assessment of the market value of the Series B Preferred Shares and the Common Stock, your liquidity needs, your investment objectives and any other factors you deem relevant.

The exchange of Series B Preferred Shares for a combination of shares of Common Stock and cash in the Exchange Offer may not be suitable for you. By exchanging your Series B Preferred Shares for cash and shares of Common Stock, you will be exchanging the fixed distribution rights of the Series B Preferred Shares for cash and a variable yield security. The

Series B Preferred Shares represent perpetual equity interests in us and will be entitled only to their stated distribution preference, irrespective of the size, growth or success of the Company. The Common Stock, conversely, is common equity interest in the Company and is generally entitled to participate, pro rata with all other common equity holders, in the future operations and business results of the Company.

You should consider carefully all of the information set forth in this Offer to Exchange and, in particular, you should evaluate the specific factors set forth under “Risk Factors” before deciding whether to participate in the Exchange Offer.

Conditions to Consummation of the Exchange Offer

The consummation of the Exchange Offer is subject to certain conditions. We may waive any and all conditions of the Exchange Offer. If any condition to the Exchange Offer is not satisfied or waived by us, we will not accept any Series B Preferred Shares validly tendered and not properly withdrawn in the Exchange Offer. Our obligation to consummate the Exchange Offer is not subject to any minimum tender condition. See “The Exchange Offer—Conditions of the Exchange Offer.”

Expiration Date

The Exchange Offer for the Series B Preferred Shares will expire at 11:59 p.m., New York City Time, on April 5, 2017, unless extended or earlier terminated. DTC and its direct and indirect participants will establish their own cutoff dates and times to receive instructions to tender in this Exchange Offer, which will be earlier than the expiration date. You should contact your broker or other securities intermediary to determine the cutoff date and time applicable to you.

Settlement Date	Promptly after the expiration date, but no later than April 7, 2017, although the settlement date is subject to change as described in “The Exchange Offer—Extension, Termination and Amendment.”

How to Tender Your Series B Preferred Shares

If your Series B Preferred Shares are registered in your name in the record books of the Company’s transfer agent, American Stock Transfer & Trust Company, LLC (the “Transfer Agent”), you must indicate on the enclosed letter of transmittal the number of Series B Preferred Shares you wish to tender and mail the completed and signed letter of transmittal and any other required documents in the envelope provided, evidencing your Series B Preferred Shares, if any, to be received prior to the time the Exchange Offer expires.

Series B Preferred Shares held in a securities account with a broker or other securities intermediary can be tendered by your broker or other securities intermediary through DTC upon your request.

If you tender your Series B Preferred Shares without indicating the number of Series B Preferred Shares you wish to tender, it will be assumed that you are tendering all Series B Preferred Shares owned by you.

If you have questions, you should call the Information Agent at the toll-free number below. See “The Exchange Offer—Procedure for Tendering.”

Fractional Shares

Fractional shares of Common Stock will not be issued in exchange for Series B Preferred Shares. Instead, the Exchange Agent, DTC or a DTC participant will aggregate and sell those fractional entitlements and each holder of Series B Preferred Shares will be entitled to a portion of the net proceeds of that sale that corresponds to the fractional shares held by such holder.

Withdrawal of Tendered Series B Preferred Shares

You may withdraw previously tendered Series B Preferred Shares at any time before the expiration of the Exchange Offer. Any Series B Preferred Shares properly withdrawn or not accepted by us will be credited back to the appropriate account promptly following the expiration or termination of the Exchange Offer. In addition, after the expiration of the Exchange Offer, you may withdraw any Series B Preferred Shares that you tendered that are not accepted by us within 40 business days after the commencement of the Exchange Offer. See “The Exchange Offer—Withdrawal of Tenders.”

No Appraisal Rights	No appraisal rights are available to holders of Series B Preferred Shares with the Exchange Offer.

Certain U.S. Federal Income Tax Considerations	See “Certain U.S. Federal Income Tax Considerations.”

Information Agent	D.F. King & Co., Inc.

Exchange Agent	American Stock Transfer & Trust Company, LLC

Additional Documentation; Further Information; Assistance

Any requests for assistance concerning the Exchange Offer may be directed to the Information Agent at the address set forth on the back cover of this Offer to Exchange or by telephone toll-free at (800) 370-1749. Beneficial owners may also contact their broker or other securities intermediary.

Any requests for additional copies of this Offer to Exchange and the related letter of transmittal may be directed to the Information Agent.

You should read this entire Offer to Exchange and the related letter of transmittal carefully before deciding whether or not to tender your Series B Preferred Shares. You should consult with your personal financial advisor or other legal, tax or investment professional(s) regarding your individual circumstances.

QUESTIONS AND ANSWERS ABOUT THE EXCHANGE OFFER

The following are questions regarding the Exchange Offer that you may have as a holder of the Series B Preferred Shares and the answers to those questions. We urge you to read carefully this entire Offer to Exchange, including the section entitled “Risk Factors,” the section entitled “Comparison of Rights Between the Series B Preferred Shares and the Common Stock,” the related letter of transmittal, and the other documents incorporated by reference into this Offer to Exchange. See “Where You Can Find More Information.”

What is the purpose of the Exchange Offer?

The exchange of Series B Preferred Shares for a combination of shares of Common Stock and cash, pursuant to this Exchange Offer, affords an alternative to holders of our Series B Preferred Shares by providing an exchanging holder with the growth potential of the Common Stock and liquidity through a cash payment. The Exchange Offer will eliminate the Company’s financial obligation to the holders of the Series B Preferred Shares, which the Company believes impedes growth, access to capital and strategic opportunities that may otherwise be available to it and has a negative impact on cash available to all stockholders in the future. The Common Stock does not have a cumulative dividend feature. To the extent any remain outstanding after this Exchange Offer, the Series B Preferred Shares will remain senior to the Common Stock, including with respect to dividend payments made by us.

Accordingly, while we believe the Exchange Offer offers benefits to the Company and the holders of Series B Preferred Shares, the Exchange Offer is not equally suitable for all holders of Series B Preferred Shares, and the decision as to whether to tender Series B Preferred Shares in the Exchange Offer will not be the same for all holders.

Neither we, our Board of Directors, the Information Agent, the Exchange Agent, the Transfer Agent, nor any affiliate of any of the foregoing or any other person is making any recommendation as to whether or not you should tender your Series B Preferred Shares in the Exchange Offer. We have not authorized any person to make such a recommendation. You must make your own investment decision regarding the Exchange Offer based upon your own assessment of the market value of the Series B Preferred Shares and the Common Stock, your liquidity needs, your investment objectives and any other factors you deem relevant. See “Risk Factors” in this Offer to Exchange and the other risks contained in our Annual Report incorporated by reference herein.

The Exchange Offer is being made exclusively to existing holders of Series B Preferred Shares. The record date for holders of Series B Preferred Shares participating in the Exchange Offer is the expiration date of the Exchange Offer.

Who is offering to buy my Series B Preferred Shares?

Safe Bulkers, Inc., a Republic of Marshall Islands corporation and issuer of the Series B Preferred Shares is offering to acquire any and all outstanding Series B Preferred Shares. The address and telephone number of the Company’s principal executive office is Apt. D11, Les Acanthes, 6, Avenue des Citronniers, MC98000 Monaco, telephone number: +30 2 111 888 400 or +357 25 887 200.

What will I receive in the Exchange Offer if I tender my Series B Preferred Shares and they are accepted?

We are offering to acquire each Series B Preferred Share for a combination of (a) $22.50 in cash and (b) 2.0 shares of Common Stock.

Is the Exchange Offer suitable for everyone?

The exchange of Series B Preferred Shares for a combination of shares of Common Stock and cash in the Exchange Offer may not be suitable for you. By exchanging your Series B Preferred

Shares for shares of Common Stock, you will be exchanging the fixed distribution rights of the Series B Preferred Shares for cash and the non-fixed distributions and growth potential of the Common Stock. The Series B Preferred Shares represent perpetual equity interests in us and will be entitled only to their stated distribution preference, irrespective of the size, growth or success of the Company. The Common Stock, conversely, is a common equity interest in the Company and is generally entitled to participate, pro rata with all other common equity holders, in the future operations and business results of the Company. The Series B Preferred Shares that remain outstanding following the consummation of the Exchange Offer will remain senior to the Common Stock, including with respect to dividend payments made by us or in respect of payments made in a liquidation, dissolution or winding up.

You should carefully consider all of the information set forth in or incorporated by reference into this Offer to Exchange and, in particular, you should evaluate the specific factors set forth under “Risk Factors” before deciding whether to participate in the Exchange Offer.

What are the tax consequences of the Exchange Offer to me?

The U.S. federal income tax consequences to you of participating in the Exchange Offer are complex, particularly because you will receive a combination of shares of Common Stock and cash, as well due to as other facts and circumstances. Even if you do not participate in the Exchange Offer, there may be U.S. federal income tax consequences to you. See “Risk Factors—Tax Risks Related to the Exchange Offer—The tax consequences of the Exchange Offer are complex and will vary depending on your particular facts and circumstances” and “Certain U.S. Federal Income Tax Considerations” in this Offer to Exchange. Because the U.S. federal income tax consequences of the Exchange Offer are complex, you are urged to consult with your own tax advisor.

Will the Common Stock to be issued in the Exchange Offer be listed for trading?

Yes, the Common Stock is listed on the NYSE under the symbol “SB.” The shares of Common Stock issued in exchange for Series B Preferred Shares that are validly tendered and not properly withdrawn will be listed and trade on the NYSE.

Will the shares of Common Stock received by tendering holders of Series B Preferred Shares be freely tradable under the federal securities laws?

Yes, unless you are our affiliate. The Exchange Offer is being made pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), contained in Section 3(a)(9) of the Securities Act. Accordingly, shares of Common Stock received in exchange for Series B Preferred Shares tendered pursuant to the Exchange Offer will not be restricted securities for purposes of the Securities Act and will be freely tradable without regard to any holding period by those tendering holders who are not our “affiliates” (as defined in the Securities Act). Shares of Common Stock issued pursuant to the Exchange Offer to a holder of Series B Preferred Shares who is deemed to be our affiliate may be sold or transferred only in accordance with the requirements of Rule 144 or other available exemption under the Securities Act. For more information, see “Certain Securities Laws Considerations.”

Will the Series B Preferred Shares remain listed on the NYSE following the consummation of the Exchange Offer?

If the Exchange Offer is consummated, the number of outstanding Series B Preferred Shares, and likely the trading volume and liquidity of the Series B Preferred Shares, will be significantly reduced. Depending upon the number of Series B Preferred Shares validly tendered and accepted by us, the number of outstanding Series B Preferred Shares may fall below the requirements for listing of such Series B Preferred Shares on the NYSE. See “Risk Factors—Risks to Holders of Series B Preferred Shares After the Exchange Offer—Series B Preferred Shares that you continue to hold after the Exchange Offer are expected to become less liquid following the Exchange Offer.”

Are you making a recommendation regarding whether I should tender in the Exchange Offer?

No. Neither we, our Board of Directors, the Information Agent, the Exchange Agent, the Transfer Agent, nor any affiliate of any of the foregoing or any other person is making any recommendation as to whether or not you should tender your Series B Preferred Shares in the Exchange Offer. We have not authorized any person to make such a recommendation. You must make your own investment decision regarding the Exchange Offer based upon your assessment of the market value of the Series B Preferred Shares and Common Stock, your liquidity needs, your investment objectives and any other factors you deem relevant. You should carefully read this entire Offer to Exchange, the related letter of transmittal, and our Annual Report, before deciding whether or not to tender your Series B Preferred Shares. You should consult with your personal financial advisor or other legal, tax or investment professionals regarding your individual circumstances.

What is the maximum number of Series B Preferred Shares the Company will acquire in the Exchange Offer?

We are offering to acquire any and all outstanding Series B Preferred Shares for a combination of newly issued shares of Common Stock and cash. If all conditions to the Exchange Offer are satisfied or waived, we will acquire Series B Preferred Shares from all tendering holders, except that only whole shares of Common Stock will be delivered. You will receive cash in lieu of any entitlement to a fraction of a share of Common Stock.

When and how will I receive cash and shares of Common Stock in exchange for my tendered Series B Preferred Shares?

If all of the conditions for consummation of the Exchange Offer are satisfied or waived, we will issue shares of Common Stock and make a cash payment in exchange for all validly tendered and not properly withdrawn Series B Preferred Shares promptly after the expiration date of the Exchange Offer. We refer to the date on which such exchange is made as the “settlement date.” The settlement date is expected to occur promptly after the expiration date, but no later than April 7, 2017. We reserve the right to delay settlement pending receipt of any required governmental or regulatory approvals.

We will issue shares of Common Stock in exchange for Series B Preferred Shares that are validly tendered, not properly withdrawn, and accepted by us by delivering the shares of Common Stock to the Exchange Agent, which will act as your agent for purposes of receiving the shares of Common Stock from us and transmitting such shares of Common Stock to you. We will pay cash in exchange for your Series B Preferred Shares that are validly tendered, not properly withdrawn, and accepted by us by wire transfer to the Exchange Agent, which will then be paid to you. See “The Exchange Offer—Tender of Series B Preferred Shares; Acceptance of Series B Preferred Shares.”

In all cases, the payment of cash and issuance of shares of Common Stock in exchange for tendered Series B Preferred Shares will be made only after timely receipt by the Exchange Agent of validly tendered and not properly withdrawn Series B Preferred Shares and any required documents in respect of such Series B Preferred Shares.

May I tender only a portion of the Series B Preferred Shares that I hold?

Yes. You may choose to tender any portion, or all, of your Series B Preferred Shares.

What will happen if I do not tender my Series B Preferred Shares and the Exchange Offer is successfully consummated?

If the Exchange Offer is successfully consummated but you do not tender your Series B Preferred Shares, you will remain a holder of the Series B Preferred Shares. Upon consummation of the Exchange Offer, the number of outstanding Series B Preferred Shares, and likely the trading volume and liquidity of the Series B Preferred Shares, will be significantly reduced. If, following consummation of the Exchange Offer, the Series B Preferred Shares no longer meet the continued listing requirements of the New York Stock Exchange, the Series B Preferred Shares may be delisted from the New York Stock Exchange and the liquidity of the Series B Preferred Shares will be further reduced. See “Risk Factors—Risks to Holders of Series B Preferred Shares After the Exchange Offer—Series B Preferred Shares that you continue to hold after the Exchange Offer are expected to become less liquid following the Exchange Offer.”

Is the Exchange Offer subject to any minimum tender or other conditions?

Our obligation to accept validly tendered and not properly withdrawn Series B Preferred Shares is not subject to any minimum tender condition. However, the Exchange Offer is conditioned upon the satisfaction or waiver of a number of conditions described in the section of this Offer to Exchange entitled “The Exchange Offer—Conditions of the Offer.” We may waive any and all of the conditions of the Exchange Offer. If all of the conditions to the Exchange Offer are not satisfied or waived, the Company may, in its sole discretion, terminate the Exchange Offer.

When will the Exchange Offer expire?

The Exchange Offer is currently scheduled to expire at 11:59 p.m., New York City Time, on April 5, 2017, unless extended or terminated by us. We may extend the expiration date in our sole discretion, including in order to permit the satisfaction or waiver of any or all conditions to the Exchange Offer. We will also extend the expiration date of the Exchange Offer if required by applicable law or regulation.

DTC and its direct and indirect participants will establish their own cutoff dates and times to receive instructions to tender in this Exchange Offer, which will be earlier than the expiration date. You should contact your broker or other securities intermediary to determine the cutoff date and time applicable to you. See “The Exchange Offer—Extension, Termination and Amendment.”

Under what circumstances may the Exchange Offer be terminated, and what happens to my tendered Series B Preferred Shares if that occurs?

Safe Bulkers has the right to terminate or withdraw, in its sole discretion, the Exchange Offer at any time if any of the conditions of the Exchange Offer are not satisfied or waived by us by the expiration date. Safe Bulkers reserves the right, subject to applicable law, to (i) waive any and all conditions of the Exchange Offer at any time prior to the expiration date of the Exchange Offer or (ii) amend the terms of the Exchange Offer. In the event that the Exchange Offer is terminated, withdrawn or otherwise not consummated on or prior to its expiration, no consideration will be paid or become payable to holders who have validly tendered and not properly withdrawn their Series B Preferred Shares pursuant to the Exchange Offer. In any such event, the Series B Preferred Shares previously tendered pursuant to the Exchange Offer will be promptly returned to the tendering holders. See “The Exchange Offer—Extension, Termination and Amendment.”

How will I be notified if the Exchange Offer is extended, amended or terminated?

If the Exchange Offer is extended, amended or terminated, we will promptly make a public announcement by issuing a press release no later than 9:00 a.m., New York City Time, on the next business day after the previously scheduled expiration date of the Exchange Offer. See “The Exchange Offer—Extension, Termination and Amendment.”

Will I have to pay any fees or commissions for participating in the Exchange Offer?

You will not pay any fees to the Company, the Information Agent, the Exchange Agent or the Transfer Agent to participate in the Exchange Offer. Any fees due for cancellation of tendered Series B Preferred Shares will be paid by the Company. If you hold Series B Preferred Shares through a broker or other securities intermediary, and your broker or other securities intermediary tenders the Series B Preferred Shares on your behalf, your broker, dealer or other securities intermediary may charge you a fee for doing so. You should consult your broker, dealer or other nominee to determine whether any charges will apply. See “The Exchange Offer—Terms of the Exchange Offer” and “The Exchange Offer—Expenses.”

How do I tender my Series B Preferred Shares?

If your Series B Preferred Shares are registered in your name, you must indicate on the enclosed letter of transmittal the number of Series B Preferred Shares you wish to tender, and mail the completed and signed letter of transmittal, evidencing the Series B Preferred Shares and any other documents required to be completed and delivered by you in the envelope provided to be received no later than the time the expiration date of the Exchange Offer. There is no guaranteed delivery procedure available in the Exchange Offer.

Series B Preferred Shares held in a securities account with a broker or other securities intermediary can be tendered by your broker or other securities intermediary through DTC upon your request.

If you tender your Series B Preferred Shares without indicating the number of Series B Preferred Shares you wish to tender, it will be assumed that you are tendering all Series B Preferred Shares owned by you.

If you have questions, you should call the Information Agent at the toll-free number on the back cover of this Offer to Exchange. See “The Exchange Offer—Procedure for Tendering.”

If I recently purchased Series B Preferred Shares, can I still tender my Series B Preferred Shares in the Exchange Offer?

Yes. If you have recently purchased Series B Preferred Shares, you may tender those Series B Preferred Shares in the Exchange Offer but your transaction must settle prior to the expiration date of the Exchange Offer.

What must I do if I want to withdraw my Series B Preferred Shares from the Exchange Offer?

You may withdraw previously tendered Series B Preferred Shares at any time before the expiration date of the Exchange Offer. Any Series B Preferred Shares that are properly withdrawn will be credited back to the appropriate account promptly following such withdrawal. In addition, after the expiration of the Exchange Offer, you may withdraw any Series B Preferred Shares that you tendered that are not accepted by us within 40 business days after the commencement of the Exchange Offer. See “The Exchange Offer—Withdrawal of Tenders.”

If your Series B Preferred Shares are registered in your name, in order to properly withdraw your Series B Preferred Shares from the Exchange Offer, you must deliver a written notice of withdrawal to the Exchange Agent at the appropriate address specified on the back cover of this Offer to Exchange prior to the expiration date of the Exchange Offer or, after the expiration date of the Exchange Offer, you may withdraw any Series B Preferred Shares that you tendered that are not accepted by us within 40 business days after the commencement of the Exchange Offer. Your notice of withdrawal must comply with the requirements set forth in this Offer to Exchange. If you have questions, you should call the Information Agent at the toll-free number below.

If you tendered your Series B Preferred Shares through DTC, a withdrawal of your Series B Preferred Shares will be effective if you and your broker or other securities intermediary comply with the appropriate procedures of DTC’s automated system prior to the expiration of the Exchange Offer or after the expiration of 40 business days after the commencement of the Exchange Offer. Any notice of withdrawal must identify the Series B Preferred Shares to be withdrawn, including, if held through DTC, the name and number of the account at DTC to be credited and otherwise comply with the procedures of DTC. You should contact your broker or other securities intermediary to assist you with properly withdrawing your previously tendered Series B Preferred Shares. See “The Exchange Offer—Withdrawal of Tenders.”

Whom do I call if I have any questions on how to tender my Series B Preferred Shares or any other questions relating to the Exchange Offer?

Questions related to the terms of the Exchange Offer and requests for assistance, as well as for additional copies of this Offer to Exchange, the related letter of transmittal or any other documents relevant to the Exchange Offer, may be directed to the Information Agent using the contact information set forth on the back cover of this Offer to Exchange or by telephone toll-free at (800) 370-1749.

Where can I find more information about Safe Bulkers, Inc. ?

For more information, see our Annual Report, which is available online at the SEC website (www.sec.gov) and our website (www.safebulkers.com), and is also available from us upon request. See “Where You Can Find More Information.”

RISK FACTORS

You should carefully consider the risks and uncertainties described throughout this Offer to Exchange, including those described below, and the risk factors set forth in “Item 3 Key Information—iv. Risk Factors” of our Annual Report, which risk factors are incorporated by reference herein, before you decide whether to tender your Series B Preferred Shares in the Exchange Offer.

Risks Associated with the Rights of Our Common Stock Compared to the Rights of Our Series B Preferred Shares

If you tender your Series B Preferred Shares in exchange for cash and shares of our Common Stock then you will lose your rights under the Series B Preferred Shares exchanged in the Exchange Offer.

If you tender your Series B Preferred Shares in exchange for shares of our Common Stock pursuant to the Exchange Offer, you will be giving up all of your rights as a holder of those shares of Series B Preferred Shares, including, without limitation, your right to receive future quarterly cumulative dividend payments on the Series B Preferred Shares made after the consummation of the Exchange Offer. A holder of Series B Preferred Shares participating in the Exchange Offer will become subject to all of the risks and uncertainties associated with ownership of our Common Stock. These risks may be different from and greater than those associated with holding the Series B Preferred Shares.

All of our preferred stock, including any shares of Series B Preferred Shares that remain outstanding after the Exchange Offer, will have priority over our Common Stock with respect to payment of dividends or in the event of a liquidation, dissolution or winding up.

Our Common Stock ranks below all claims of indebtedness against us and all of our outstanding shares of preferred stock, including the Series B Preferred Shares, in respect of the payment of dividends and payments made in respect of any liquidation, dissolution or winding up of the Company. As a result, holders of our Common Stock will not be permitted to receive any dividend unless all cumulative dividends have been paid to holders of our preferred stock through the most recent dividend payment date, or to receive any payment or other distribution of assets upon the liquidation, dissolution or winding up of the Company until after our obligations to our debt holders and holders of preferred stock have been satisfied.

We have not paid dividends on our Common Stock in the recent past and there is no guarantee that we will pay dividends on our Common Stock in the future.

We have not paid any dividends on our shares of Common Stock since August 2015. The declaration and payment of dividends, if any, will always be subject to the discretion of our Board of Directors. The timing and amount of any dividends declared will depend on, among other things: (i) our earnings, financial condition and cash requirements and available sources of liquidity, (ii) decisions in relation to our growth and leverage strategies, (iii) provisions of Marshall Islands and Liberian law governing the payment of dividends, (iv) restrictive covenants in our existing and future debt instruments, and (v) global financial conditions. Therefore, we may continue to not pay dividends on our shares of Common Stock in the future.

Holders of the Series B Preferred Shares are entitled to payment of quarterly cumulative dividends when, as and if declared by our Board of Directors, and such dividend payments have historically been made on a timely basis.

If you tender your Series B Preferred Shares in the Exchange Offer for shares of our Common Stock, you will lose your right to receive any dividend payments made on the Series B Preferred Shares after consummation of the Exchange Offer.

Risks to Holders of Series B Preferred Shares After the Exchange Offer

Series B Preferred Shares that you continue to hold after the Exchange Offer are expected to become less liquid following the Exchange Offer.

Following consummation of the Exchange Offer, the number of Series B Preferred Shares that are publicly traded will be reduced and the trading market for the remaining outstanding Series B Preferred Shares may be less liquid. This may reduce the volume of trading and make it more difficult to buy or sell Series B Preferred Shares, or to do so without affecting the market price. Thus, your ability to buy and sell Series B Preferred Shares, and the market price of the Series B Preferred Shares, may fluctuate significantly. Furthermore, if the Exchange Offer is consummated, the number of outstanding Series B Preferred Shares may fall below the requirements for continued listing of the Series B Preferred Shares on the NYSE. The NYSE may initiate suspension and delisting procedures with respect to Series B Preferred Shares if the aggregate market value of publicly-held Series B Preferred Shares is less than $2,000,000 or the number of Series B Preferred Shares is less than 100,000. A delisting of the Series B Preferred Shares from the NYSE would further decrease the trading volume and liquidity of the Series B Preferred Shares and may make it more difficult for holders of Series B Preferred Shares that do not validly tender their Series B Preferred Shares in the Exchange Offer to sell their Series B Preferred Shares after the consummation of the Exchange Offer.

Following the Exchange Offer, we may purchase any Series B Preferred Shares that remain outstanding, and the terms of such purchases may be more or less favorable than those offered in the Exchange Offer.

Following consummation of the Exchange Offer, we may purchase additional Series B Preferred Shares that remain outstanding, including through our share repurchase program or otherwise pursuant to open market purchases, privately negotiated transactions, exchange offers, the exercise of optional redemption rights and/or offers to purchase. Specifically, under the terms of the Statement of Designation, we may redeem, at our option, in whole or in part, the Series B Preferred Shares at a redemption price in cash equal to $25.00 per share plus an amount equal to all accumulated and unpaid dividends thereon to the date of redemption, whether or not declared. See “Comparison of Rights Between the Series B Preferred Shares and the Common Stock—Redemption Rights.” Future purchases of Series B Preferred Shares that remain outstanding after the Exchange Offer may be on terms that are more or less favorable than those offered in the Exchange Offer and could be paid in cash, Common Stock or other consideration not provided in the Exchange Offer. Future purchases, if any, will depend on many factors, which include, but not limited to, market conditions, the condition of our business and our results of operations. Rule 14e-5 under the Exchange Act prohibits us and our affiliates from purchasing Series B Preferred Shares outside of the Exchange Offer from the time that the Exchange Offer is first announced until the expiration of the Exchange Offer, subject to certain exceptions. In addition, Rule 13e-4 under the Exchange Act prohibits us and our affiliates from purchasing any Series B Preferred Shares other than pursuant to the Exchange Offer until ten business days after the expiration date of the Exchange Offer, subject to certain exceptions.

Our ability to pay dividends on shares of Series B Preferred Shares is limited by the requirements of the laws of the Republic of the Marshall Islands, the laws of the Republic of Liberia and existing and future agreements.

The laws of the Republic of Liberia and of the Republic of the Marshall Islands, where our vessel-owning subsidiaries are incorporated, generally prohibit the payment of dividends other than from surplus or net profits, or while a company is insolvent or would be rendered insolvent by the payment of such a dividend. Our subsidiaries may not have sufficient funds, surplus or net profits to make distributions to us. In addition, under guarantees we have entered into with respect to certain of our subsidiaries’ existing credit facilities, we are subject to financial and other covenants, which may limit our ability to pay dividends and redeem the Series B Preferred Shares. These and future agreements may limit our ability to pay dividends on and to redeem the Series B Preferred Shares.

We also may not have sufficient surplus or net profits in the future to pay dividends on our Series B Preferred Shares.

Risks Related to the Common Stock Offered in the Exchange Offer

The market price of the shares of Common Stock expected to be issued in the Exchange Offer may fluctuate.

In exchange for each share of Series B Preferred Shares validly tendered, not properly withdrawn and accepted by us, participating holders of Series B Preferred Shares will receive a fixed number of shares of Common Stock. The number of shares of Common Stock received by participating holders of Series B Preferred Shares will not be adjusted due to any increases or decreases in the market price of the Series B Preferred Shares or our Common Stock throughout the Exchange Offer. The value of the Common Stock received in the Exchange Offer will depend upon the market price of a share of our Common Stock on the settlement date. The trading price of the Common Stock may be different on the settlement date than it is as of the commencement date of the Exchange Offer because of ordinary trading fluctuations as well as changes in our business, results of operations or prospects, market reactions to the Exchange Offer, general market and economic conditions and other factors, many of which are not within our control. Accordingly, holders of the Series B Preferred Shares will not know the exact market value of the Common Stock that will be issued in connection with the Exchange Offer.

We may extend the Exchange Offer, during which time the market value of our Common Stock will likely fluctuate. Promptly following our acceptance of Series B Preferred Shares validly tendered and not properly withdrawn in the Exchange Offer, we expect to issue the shares of Common Stock pursuant to the Exchange Offer, during which time the value of the Common Stock may also fluctuate.

Future sales of our Common Stock could cause the market price of our Common Stock to decline and our existing stockholders may experience significant dilution.

In addition to the shares of Common Stock expected to be issued in connection with the Exchange Offer, we may also issue additional shares of our Common Stock in the future. Since our initial public offering in 2008, we have conducted several offerings of our Common Stock. In April 2011, we issued and sold 5,000,000 shares of Common Stock in a public offering. In March 2012, we issued and sold 5,750,000 shares of Common Stock in a public offering. In November 2013, we issued and sold 5,750,000 shares of Common Stock in a public offering. Concurrently with that public offering, we issued and sold 1,000,000 shares of Common Stock to an entity associated with our chief executive officer, Polys Hajioannou, in a private placement. In December 2016, we issued and sold 15,640,000 shares of Common Stock in a public offering, in which an entity associated with Polys Hajioannou purchased 2,727,272 shares of Common Stock. Additional issuances of our Common Stock, or the perception that such issuances could occur, may depress the market price for our Common Stock. These issuances could also impair our ability to raise additional capital through the sale of equity securities in the future. In addition, our shareholders may elect to sell shares of our Common Stock held by them from time to time, which could also cause a decline in the market price of our Common Stock.

Our share repurchase programs may affect the market for our Common Stock and Series B Preferred Shares, including affecting our share price or increasing share price volatility.

On November 24, 2015, we announced a preferred share repurchase program under which we may from time to time purchase Series B Preferred Shares or other preferred shares for up to $20.0 million in the aggregate on the open market. On June 22, 2016, we announced a share repurchase program under which we may from time to time purchase up to 2,000,000 shares of Common Stock in the aggregate on the open market. Repurchases of our Common Stock and Series B Preferred Stock pursuant to these programs could affect our stock price and increase volatility.

The timing and amount of repurchases, if any, will depend upon several factors, including market and business conditions, the trading price of our Common Stock and Series B Preferred Shares and other investment opportunities. The repurchase program may be limited, suspended or discontinued at any time without prior notice.

There is no guarantee of a continuing public market for you to resell the Common Stock you receive as consideration in the Exchange Offer.

Our Common Stock trades on the NYSE. We cannot assure you that an active and liquid public market for our common stock will continue, which would likely have a negative effect on the price of our Common Stock and impair your ability to sell or purchase our Common Stock when you wish to do so. In January 2016, we announced that we received notice from the NYSE indicating that the trading price of our Common Stock was not in compliance with the NYSE’s continuing listing standard that requires a minimum average closing price of $1.00 per share over a period of 30 consecutive trading days. On June 1, 2016, the NYSE notified us that our average price of our Common Stock price for the 30-trading days ended May 31, 2016 was above the NYSE’s minimum requirement of $1.00 based on a 30-trading day average and, accordingly, that the Company was no longer considered below the NYSE’s $1.00 continued listing standard. In the future, if our Common Stock falls below the continued listing standard of $1.00 per share or otherwise fails to satisfy any of the NYSE continued listing requirements, and if we are unable to cure such deficiency during any subsequent cure period, our Common Stock could be delisted from the NYSE.

The Hajioannou family controls the outcome of matters on which our stockholders are entitled to vote and its interests may be different from yours.

As of March 8, 2017, the Hajioannou family (including our chief executive officer, Polys Hajioannou), owned approximately 51.75% of our outstanding Common Stock. The Hajioannou family is able to control the outcome of matters on which our stockholders are entitled to vote, including the election of our entire board of directors and other significant corporate actions. The interests of the Hajioannou family may be different from yours.

Tax Risks Related to the Exchange Offer

In addition to the following risk factors, you should read “Certain U.S. Federal Income Tax Considerations” in this Offer to Exchange. The U.S. federal income tax consequences of participating (or declining to participate) in the Exchange Offer are complex and, accordingly, you are urged to consult with your own tax advisor.

The tax consequences of the Exchange Offer are complex and will vary depending on your particular facts and circumstances.

The U.S. federal income tax consequences to you of participating in the Exchange Offer are complex, particularly because you will receive a combination of shares of Common Stock and cash, as well as and other facts and circumstances.

If the Exchange Offer is consummated, the number of outstanding Series B Preferred Shares may fall below the requirements for listing of such Series B Preferred Shares on the NYSE and a delisting of the Series B Preferred Shares from the NYSE may have adverse tax consequences to you if you continue to own Series B Preferred Shares.

If the Exchange Offer is consummated, the number of outstanding Series B Preferred Shares may fall below the requirements for listing of such Series B Preferred Shares on the NYSE and a delisting of the Series B Preferred Shares from the NYSE may occur. If a delisting of the Series B Preferred Shares were to occur, it may result in a loss of preferential capital gain tax rates for certain dividends received by certain non-corporate U.S. holders of such Series B Preferred Shares, and loss of the ability to make a “mark-to-market” election with respect to such Series B Preferred

Shares by U.S. holders in the event we are treated as a passive foreign investment company for U.S. federal income tax purposes.

Other Risks Related to the Exchange Offer

Our Board of Directors has not made a recommendation as to whether you should tender your Series B Preferred Shares, and we have not obtained a third-party determination that the Exchange Offer is fair to holders of Series B Preferred Shares.

Neither we, our Board of Directors, the Information Agent, the Exchange Agent, the Transfer Agent, nor any affiliate of any of the foregoing or any other person is making any recommendation as to whether or not you should tender your Series B Preferred Shares in the Exchange Offer. We have not authorized any person to make such a recommendation. We have not retained or requested, and do not intend to retain or request, any unaffiliated representative to act solely on behalf of the holders of Series B Preferred Shares for purposes of negotiating the Exchange Offer or preparing a report concerning the fairness of the Exchange Offer. You must make your own independent decision regarding your participation in the Exchange Offer. If you tender your Series B Preferred Shares, you may or may not receive more than or as much value as if you chose to keep them.

The Exchange Offer may not be consummated if the conditions to the Exchange Offer are not satisfied or waived.

The Exchange Offer is conditioned upon the satisfaction or waiver of all of the conditions described in the section of this Offer to Exchange entitled “The Exchange Offer—Conditions of the Offer.” We may waive any and all conditions of the Exchange Offer. If any condition to the Exchange Offer is not satisfied or waived, we will not accept any Series B Preferred Shares validly tendered and not properly withdrawn in the Exchange Offer.

STATEMENT REGARDING FORWARD-LOOKING INFORMATION

This Offer to Exchange contains forward-looking statements. Statements included in this Offer to Exchange which are not historical facts, including our statements concerning plans and objectives of management for future operations or economic performance, or assumptions related thereto, are forward-looking statements. In addition, we and our representatives may from time to time make other oral or written statements which are also forward-looking statements. Such statements include, in particular, statements about our plans, strategies, business prospects, changes and trends in our business, and the markets in which we operate, as well as the benefits of the Offer to Exchange. In some cases, you can identify the forward-looking statements by the use of words such as “may,” “could,” “should,” “would,” “expect,” “plan,” “anticipate,” “intend,” “forecast,” “believe,” “estimate,” “predict,” “propose,” “potential,” “continue” or the negative of these terms or other comparable terminology.

Forward-looking statements appear in a number of places in this Offer to Exchange and our Annual Report incorporated by reference herein, and include statements with respect to, among other things:

•	future operating or financial results and future revenues and expenses;

•	future, pending or recent acquisitions, business strategy, areas of possible expansion and expected capital spending or operating expenses;

•	availability of key employees, crew, length and number of off-hire days, drydocking requirements and fuel and insurance costs;

•	general market conditions and shipping industry trends, including charter rates, vessel values and factors affecting supply and demand;

•

our financial condition and liquidity, including our ability to make required payments under our credit facilities, comply with our loan covenants and obtain additional financing in the future to fund capital expenditures, acquisitions and other corporate activities;

•	our expectations relating to dividend payments and ability to make such payments;

•	our ability to leverage our Managers’ relationships and reputation within the drybulk shipping industry to our advantage;

•	our anticipated general and administrative expenses;

•	environmental and regulatory conditions, including changes in laws and regulations or actions taken by regulatory authorities;

•	risks inherent in vessel operation, including terrorism (including cyber terrorism), piracy and discharge of pollutants;

•	potential liability from future litigation; and

•	statements made in “Risk Factors” in this Offer to Exchange and those set forth under the heading “Information on the Company” and “Key Information—Risk Factors” in our Annual Report.

While forward-looking statements reflect our beliefs at the time they were made, such statements are not guarantees of future performance. We disclaim any obligation to update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes after the date on which such statements were made, except as required by applicable law. You should not place undue reliance on any forward-looking statements, which are based only on information currently available to us.

THE EXCHANGE OFFER

No Recommendation

THE EXCHANGE OF SERIES B PREFERRED SHARES FOR A COMBINATION OF SHARES OF COMMON STOCK AND CASH IN THE EXCHANGE OFFER MAY NOT BE SUITABLE FOR YOU. NEITHER WE, OUR BOARD OF DIRECTORS, THE INFORMATION AGENT, THE EXCHANGE AGENT, THE TRANSFER AGENT, NOR ANY AFFILIATE OF ANY OF THE FOREGOING OR ANY OTHER PERSON IS MAKING ANY RECOMMENDATION AS TO WHETHER OR NOT YOU SHOULD TENDER YOUR SERIES B PREFERRED SHARES IN THE EXCHANGE OFFER. WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE SUCH A RECOMMENDATION. YOU MUST MAKE YOUR OWN INVESTMENT DECISION REGARDING THE EXCHANGE OFFER BASED UPON YOUR OWN ASSESSMENT OF THE MARKET VALUE OF THE SERIES B PREFERRED SHARES, YOUR LIQUIDITY NEEDS, YOUR INVESTMENT OBJECTIVES AND ANY OTHER FACTORS YOU DEEM RELEVANT. BEFORE YOU MAKE YOUR DECISION, WE URGE YOU TO CAREFULLY READ THIS OFFER TO EXCHANGE IN ITS ENTIRETY, INCLUDING THE INFORMATION SET FORTH UNDER “RISK FACTORS” AND THE INFORMATION IN OUR ANNUAL REPORT, WHICH IS INCORPORATED BY REFERENCE HEREIN, INCLUDING THE INFORMATION SET FORTH UNDER “RISK FACTORS” THEREIN. WE ALSO URGE YOU TO CONSULT YOUR OWN FINANCIAL AND TAX ADVISORS IN MAKING YOUR OWN DECISIONS ON WHAT ACTION, IF ANY, TO TAKE IN LIGHT OF YOUR OWN PARTICULAR CIRCUMSTANCES.

Terms of the Exchange Offer

We are offering to acquire any and all outstanding Series B Preferred Shares for a combination of shares of newly issued Common Stock and a cash payment. If all conditions to the Exchange Offer are satisfied or waived, we will acquire Series B Preferred Shares from all tendering holders, except that only whole shares of Common Stock will be delivered. You will receive cash in lieu of any entitlement to a fraction of a share of Common Stock.

We are making the Exchange Offer only to holders of Series B Preferred Shares in reliance upon the exemption from the registration requirements of the Securities Act, afforded by Section 3(a)(9) of the Securities Act. We have no contract, arrangement or understanding relating to, and will not, directly or indirectly, pay any commission or other remuneration to any broker, dealer, salesperson, agent or any other person for soliciting tenders in the Exchange Offer. In addition, no broker, dealer, salesperson, agent or any other person is engaged or authorized to express any statement, opinion, recommendation or judgment with respect to the relative merits and risks of the Exchange Offer. Our officers, directors and employees may solicit tenders from holders of our Series B Preferred Shares and will answer inquiries concerning the Exchange Offer, but they will not receive additional compensation for such services.

D.F. King & Co., Inc. is acting as Information Agent, and American Stock Transfer & Trust Company, LLC is acting as Exchange Agent in connection with the Exchange Offer. The Information Agent may contact holders of Series B Preferred Shares by mail, telephone, facsimile and/or other customary means and may request brokers and other securities intermediaries to forward materials relating to the Exchange Offer to beneficial owners. The Information Agent and the Exchange Agent will each receive reasonable and customary compensation for their respective services and will be reimbursed by us for reasonable out-of-pocket expenses. The Information Agent and the Exchange Agent will be indemnified against certain liabilities in connection with the Exchange Offer, including certain liabilities under the federal securities laws.

In addition, we will request that brokers and other securities intermediaries forward copies of this Offer to Exchange to the beneficial owners of Series B Preferred Shares, and will provide reimbursement for the cost of forwarding such material. We will not pay any fees or commissions to brokers, other securities intermediaries or other persons (other than as described above) for soliciting tenders of Series B Preferred Shares in connection with the Exchange Offer.

You should rely only on the information contained in this Offer to Exchange and the related letter of transmittal. Except as described above, we have no arrangements for and have no understanding with any dealer, salesperson, agent or any other person regarding the solicitation of tenders hereunder. Neither we, the Exchange Agent, the Information Agent, or the Transfer Agent, nor any affiliate of the foregoing, has authorized any other person to provide you with any additional information. If anyone provides you with any additional information, you should not rely on it. Neither the delivery of this Offer to Exchange nor any exchange made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company or its subsidiaries since the respective dates as of which information is given in this Offer to Exchange. We are offering to acquire the Series B Preferred Shares only in U.S. jurisdictions where the offers or tenders are permitted pursuant to the laws of such jurisdiction.

Registered holders who tender their Series B Preferred Shares directly to us through the Exchange Agent will not have to pay any fees or commissions. Any fees due for cancellation of validly tendered Series B Preferred Shares will be paid by the Company. Holders who tender their Series B Preferred Shares through a broker or other securities intermediary may be charged a fee by their broker or other securities intermediary for doing so. Such holders should consult their broker or other securities intermediary to determine whether any charges will apply.

The term “expiration date” means 11:59 p.m., New York City Time, on April 5, 2017, unless we extend the period of time for which the Exchange Offer with respect to Series B Preferred Shares will remain open, in which case the term “expiration date” means the latest time and date on which the Exchange Offer with respect to the Series B Preferred Shares, as so extended, expires.

DTC and its direct and indirect participants will establish their own cutoff dates and times to receive instructions to tender in this Exchange Offer, which will be earlier than the expiration date. You should contact your broker or other securities intermediary to determine the cutoff date and time applicable to you.

If the Exchange Offer expires or terminates without any Series B Preferred Shares being accepted by us following the expiration or termination of the Exchange Offer, you will continue to hold your Series B Preferred Shares.

Conditions of the Exchange Offer

We will not be required to accept for exchange, or to issue Common Stock and pay cash in respect of, any Series B Preferred Shares, and we may terminate, extend or amend the Exchange Offer and may (subject to Rule 14e-1 under the Exchange Act) postpone the acceptance for exchange of, and issuance of Common Stock and payment of cash in respect of, any Series B Preferred Shares validly tendered and not properly withdrawn pursuant to the Exchange Offer, if any of the following events shall occur or conditions shall exist:

•

there shall not have been instituted or threatened or be pending any action, proceeding or investigation (whether formal or informal), or there shall not have been any material adverse development to any action or proceeding currently instituted, threatened or pending, before or by any court, governmental, regulatory or administrative agency or instrumentality, or by any other person, in connection with the Exchange Offer that, in our reasonable judgment, either (a) is, or is reasonably likely to be, materially adverse to our business, operations, properties, condition (financial or otherwise), income, assets, liabilities or prospects, (b) would or might prohibit, prevent, restrict or delay consummation of the Exchange Offer, or (c) would materially impair the contemplated benefits of the Exchange Offer to us or be material to holders of Series B Preferred Shares in deciding whether to accept the Exchange Offer;

•

no order, statute, rule, regulation, executive order, stay, decree, judgment or injunction shall have been proposed, enacted, entered, issued, promulgated, enforced or deemed applicable by any court or governmental, regulatory or administrative agency or instrumentality that, in our reasonable judgment, either (a) would or might prohibit, prevent, restrict or delay consummation of the Exchange Offer, (b) is, or is reasonably likely to be, materially adverse to our business, operations, properties, condition (financial or otherwise), income, assets, liabilities or prospects or (c) would materially impair the contemplated benefits of the Exchange Offer to us or be material to holders of Series B Preferred Shares in deciding whether to accept the Exchange Offer;

•

there shall not have occurred or be likely to occur any event or condition affecting our or our affiliates’ business or financial affairs and our subsidiaries that, in our reasonable judgment, would or might result in any of the consequences referred to in the first bullet point of this section;

•

there has not occurred (a) any general suspension of, or limitation on prices for, trading in securities in the securities or financial markets, (b) a material impairment in the trading market for debt or equity securities, (c) a declaration of a banking moratorium or any suspension of payments in respect to banks in the United States or other major financial markets, (d) any limitation (whether or not mandatory) by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, or other event that, in our reasonable judgment, might affect the extension of credit by banks or other lending institutions, (e) a commencement of a war, armed hostilities, terrorist acts or other national or international calamity directly or indirectly involving the United States or (f) in the case of any of the foregoing existing on March 8, 2017, a material acceleration or worsening thereof;

•

there has not occurred any change or development, including a prospective change or development, in our business, financial condition, assets, income, operations, prospects or stock ownership (or that of our subsidiaries) that, in our reasonable judgment, has or is reasonably likely to have a material adverse effect on us or our subsidiaries, the market price of the Series B Preferred Shares or the value of the Series B Preferred Shares to us;

•

there shall not have occurred any event, including a change in the prevailing stock performance of our Common Stock or our Series B Preferred Shares, that, in our reasonable judgment has impaired or may reasonably impair the anticipated benefits of the Exchange Offer to us;

•	delivery of a combination of shares of Common Stock and cash in exchange for Series B Preferred Shares would not be permitted under the Republic of Marshall Islands law;

•

a tender or exchange offer for any or all of our shares of Common Stock, or any merger, acquisition, business combination, strategic transaction or other similar transaction with or involving us or any subsidiary, has not been proposed, announced or made by any person or has not been publicly disclosed;

•

the market price for the shares of Common Stock on the NYSE shall not have increased by more than 25%, as measured from the close of trading on the trading day immediately prior to the date of this Offer to Exchange; or

•

the market price for the shares of Series B Preferred Shares on the NYSE shall not have decreased by more than 10%, as measured from the close of trading on the trading day immediately prior to the date of this Offer to Exchange.

We will not be required to accept for exchange the Series B Preferred Shares validly tendered and not properly withdrawn pursuant to the Exchange Offer, and, in our sole discretion, may terminate, amend or extend the Exchange Offer or delay or refrain from accepting for exchange, or exchanging, the Series B Preferred Shares or transferring the Exchange Offer consideration to the holders, if any of the above conditions are not satisfied or waived by us.

These conditions are for our benefit and may be asserted by us or may be waived by us, in whole or in part, at any time and from time to time, in our sole discretion, regardless of the circumstances that may give rise to them, so long as such conditions are not triggered by our action or inaction. In addition, we may terminate the Exchange Offer if any condition is not satisfied in our reasonable judgment prior to the expiration date. All conditions to the Exchange Offer, other than those subject to governmental approvals, must be satisfied or waived prior to the expiration date.

We have not made a decision as to what circumstances would lead us to waive any such condition, and any such waiver would depend on circumstances prevailing at the time of such waiver. Although we have no present plans or arrangements to do so, we reserve the right to amend, at any time, the terms of the Exchange Offer. We will give holders of Series B Preferred Shares notice of such amendments as described in this Offer to Exchange and as may be required by applicable law.

Extension, Termination and Amendment

We have the right to terminate or withdraw the Exchange Offer, in our sole discretion, if the conditions to the Exchange Offer set forth under “The Exchange Offer—Conditions of the Exchange Offer” are not met prior to the expiration date. We reserve the right, subject to applicable law, to (i) waive any and all of the conditions of the Exchange Offer on or prior to the expiration date or (ii) amend the terms of the Exchange Offer.

Subject to the applicable regulations of the SEC, we expressly reserve the right, in our sole discretion, at any time and from time to time, and regardless of whether any events preventing satisfaction of the conditions to the Exchange Offer shall have occurred or shall have been determined by us to have occurred, to extend the period during which the Exchange Offer is open by giving oral (to be confirmed in writing) or written notice of such extension to the Exchange Agent and by making public disclosure by press release or other appropriate means of such extension to the extent required by law at any time prior to 9:00 a.m. New York City time, on the first business day after the previously scheduled expiration date. During any extension of the Exchange Offer, all Series B Preferred Shares previously tendered and not withdrawn will remain subject to the Exchange Offer and may, subject to the terms and conditions of the Exchange Offer, be accepted for exchange by us.

Any waiver, amendment or modification of the Exchange Offer will apply to all Series B Preferred Shares tendered pursuant to the Exchange Offer.

If we materially change the terms of the Exchange Offer or the information concerning the Exchange Offer, we will extend the Exchange Offer to the extent required by Rules 13e-4(d)(2), 13e-4(e)(3), 13e-4(f)(1) and 14e-1(b) under the Exchange Act. These rules and certain related releases and interpretations of the SEC provide that the minimum period during which the Exchange Offer must remain open following material changes in the terms of the Exchange Offer or information concerning the Exchange Offer (other than a change in price or a decrease in percentage of Series B Preferred Shares sought, as discussed below) will depend on the facts and circumstances, including the relative materiality of such terms or information. If we:

•	increase or decrease the consideration to be paid for the Series B Preferred Shares; or

•	decrease the principal amount of Series B Preferred Shares we are seeking to purchase,

then the Exchange Offer must remain open, or will be extended, until at least ten business days from, and including, the date that notice of any such change is first published, sent or given in the manner described below. For purposes of the Exchange Offer, a “business day” means any day other than a Saturday, Sunday or United States federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

We may, in our sole discretion, terminate or withdraw the Exchange Offer at any time if any condition is not satisfied on or after the expiration date. In any such event, the Series B Preferred Shares previously tendered pursuant to the Exchange Offer will be promptly returned to the tendering holders.

There can be no assurance that we will exercise our right to extend, terminate or amend the Exchange Offer. During any extension, and irrespective of any amendment to the Exchange Offer, all Series B Preferred Shares previously tendered and not properly withdrawn will remain subject to the Exchange Offer and may be accepted thereafter for exchange by us, subject to compliance with applicable law. In addition, we may waive conditions without extending the Exchange Offer in accordance with applicable law.

Tender of Series B Preferred Shares; Acceptance of Series B Preferred Shares

Upon the terms and subject to the conditions of the Exchange Offer, including, any amendment to or extension of the Exchange Offer we will acquire the validly tendered and not properly withdrawn Series B Preferred Shares by accepting such shares promptly after the expiration date. The settlement date is expected to occur promptly after the expiration date, but no later than April 7, 2017, although such date is subject to change as discussed elsewhere in this Offer to Exchange. In addition, subject to the applicable rules of the SEC, we expressly reserve the right to delay acceptance of, or any Series B Preferred Shares in order to comply with any applicable law. The reservation of this right to delay the acceptance or acquisition of, or payment for, the Series B Preferred Shares is subject to the provisions of Rule 14e-1(c) under the Exchange Act, which requires us to pay the consideration offered or to return the Series B Preferred Shares deposited by, or on behalf of, holders, promptly after the termination or withdrawal of the Exchange Offer.

For purposes of the Exchange Offer, we will be deemed to have accepted the Series B Preferred Shares validly tendered and not properly withdrawn, if and when we notify the Exchange Agent of our acceptance of the validly tendered and not properly withdrawn Series B Preferred Shares pursuant to the Exchange Offer. Upon the terms and subject to the conditions of the Exchange Offer, we will deliver a combination of shares of Common Stock and cash in exchange for Series B Preferred Shares to the Exchange Agent, which will act as agent for tendering holders for the purpose of receiving the shares of Common Stock and cash from us and transmitting such shares of Common Stock and cash through a book-entry transfer or otherwise to such tendering holders whose Series B Preferred Shares have been accepted. Shares of Common Stock delivered to tendering registered holders of Series B Preferred Shares will be registered as requested in those holders’ letter of transmittal in uncertificated form and the transfer agent for our Common Stock will send written confirmations of that registration to the person registered as holder. There is no guaranteed delivery procedure available in the Exchange Offer.

Common Stock delivered to tendering holders of Series B Preferred Shares that hold through securities accounts with direct or indirect participants in DTC will be registered in the name of DTC’s nominee and security entitlements will be allocated by DTC and DTC participants to those holders’ securities accounts. Cash paid to tendering registered holders of Series B Preferred Shares will be paid by mailing checks payable as requested in their letter of transmittal. Cash paid to tendering holders of Series B Preferred Shares that hold through participants in DTC will be paid to DTC and allocated by DTC and DTC participants to those holders’ securities accounts.

Under no circumstances will we pay interest on the consideration payable for Series B Preferred Shares, regardless of any delay in making such delivery or extension of the expiration date. If, prior to the expiration date, we increase or decrease the consideration to be paid for the Series B Preferred Shares validly tendered and not properly withdrawn pursuant to this Exchange Offer, we will pay or deliver such increased or decreased consideration for all Series B Preferred Shares acquired pursuant to the Exchange Offer, whether or not Series B Preferred Shares were validly tendered prior to such increase or decrease in consideration. If certain events occur and, as a result, any Condition to Exchange Offer is not satisfied or waived by us, we will not be obligated to accept validly tendered and not properly withdrawn Series B Preferred Shares pursuant to the Exchange Offer. See “The Exchange Offer—Conditions of the Exchange Offer.”

In all cases, delivery to a tendering holder of the consideration for Series B Preferred Shares accepted pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of (i) the letter of transmittal (or a manually signed photocopy), properly completed and duly executed, and any other documents required by the letter of transmittal or (ii) where applicable, the confirmation of a book-entry transfer of the Series B Preferred Shares into the designated account at DTC (the book-entry transfer facility) (a “Book-Entry Confirmation”) pursuant to the procedures set forth in “The Exchange Offer—Procedure for Tendering.”

If we do not accept any tendered Series B Preferred Shares pursuant to the terms and conditions of the Exchange Offer for any reason, those Series B Preferred Shares will be credited back to the appropriate account promptly following expiration or termination of the Exchange Offer.

All Series B Preferred Shares that are validly tendered, not properly withdrawn and accepted by us in the Exchange Offer will, upon our instruction, be surrendered by the Exchange Agent to the Transfer Agent for cancellation, and the Series B Preferred Shares will be delivered by the Transfer Agent to us for cancellation.

Fractional Shares

Fractional shares of Common Stock will not be issued in exchange for Series B Preferred Shares. Instead, the Exchange Agent, DTC or a DTC participant will aggregate and sell those fractional entitlements and each holder of Series B Preferred Shares will be entitled to a portion of the net proceeds of that sale that corresponds to the fractional shares owned by such holder in lieu of its entitlement to a fraction of a share of Common Stock.

Procedure for Tendering

Registered Holders. In order for a holder that holds Series B Preferred Shares on the record books of the Transfer Agent to validly tender the Series B Preferred Shares pursuant to the Exchange Offer, the letter of transmittal (or a manually signed photocopy), properly completed and duly executed, and any other documents required by the letter of transmittal must be received by the Exchange Agent at the address set forth on the back cover of this Offer to Exchange prior to the expiration date.

If you tender your Series B Preferred Shares without indicating the number of Series B Preferred Shares you wish to tender, it will be assumed that you are tendering all Series B Preferred Shares owned by you.

Holders in DTC. In order for a holder that holds Series B Preferred Shares in a securities account with a broker or other securities intermediary to validly tender Series B Preferred Shares pursuant to the Exchange Offer, the Series B Preferred Shares must be tendered pursuant to the procedure for book-entry transfer described below and a Book-Entry Confirmation must be received by the Transfer Agent prior to the expiration date. The Transfer Agent will designate accounts with respect to the Series B Preferred Shares at DTC, the book-entry transfer facility, for purposes of the Exchange Offer within two business days after the date of this Offer to Exchange. Any securities intermediary that is a participant in the system of DTC may make a book-entry delivery of Series B Preferred Shares by causing DTC to transfer those Series B Preferred Shares into a designated account at DTC in accordance with DTC’s procedures for transfer. The securities intermediary must also send the Exchange Agent an “Agent’s Message”, which is a message transmitted to the Exchange Agent by the tendering DTC participant confirming that the participant has received a copy of the Offer to Exchange and the related letter of transmittal and that the Company may enforce the terms of the Exchange Offer against the participant.

Fees. If you are the record owner of Series B Preferred Shares and you tender your Series B Preferred Shares directly to the Exchange Agent, you will not be obligated to pay any charges or expenses of the Transfer Agent or any brokerage commissions. If you own your Series B Preferred Shares through a broker or other securities intermediary, and your broker or other securities intermediary tenders the Series B Preferred Shares on your behalf, such institution may charge you a fee for doing so. You should consult your broker or other securities intermediary to determine whether any charges will apply.

Transfer Taxes. We will pay any transfer taxes imposed by the United States or the Marshall Islands or any jurisdiction therein with respect to the exchange of Series B Preferred Shares pursuant to the Exchange Offer (for the avoidance of doubt, transfer taxes do not include income or back-up withholding taxes). If a transfer tax is imposed for any reason other than the exchange of Series B Preferred Shares pursuant to the Exchange Offer, or by any jurisdiction outside the United States or the Marshall Islands, then the amount of such transfer tax (whether imposed on the registered holder or any other person) will be payable by the tendering holders.

No Guaranteed Delivery. There are no guaranteed delivery provisions provided for by the Company in connection with the Exchange Offer under the terms of this Offer to Exchange or any other related documents. Holders must tender their Series B Preferred Shares in accordance with the procedures set forth above so that all required steps are completed prior to the expiration date.

Effects of Tenders

By tendering your Series B Preferred Shares as set forth above, you irrevocably appoint the Exchange Agent and the Company and their designees as your attorneys-in-fact and proxies, each with full power of substitution, to the full extent of your rights with respect to your Series B Preferred Shares validly tendered, not properly withdrawn and accepted by us, including to (i) transfer the tendered Series B Preferred Shares to, or to the order of, the Company, and (ii) surrender the tendered Series B Preferred Shares and instruct the Transfer Agent to deliver the Series B Preferred Shares to, or to the order of, the Company. Such appointment will be automatically revoked if we do not accept the Series B Preferred Shares that you have tendered. All such powers and proxies shall be considered coupled with an interest in the tendered Series B Preferred Shares and therefore shall not be revocable; provided that the Series B Preferred Shares tendered pursuant to the Exchange Offer may be withdrawn at any time on or prior to the expiration date, as it may be extended by us, and unless theretofore accepted and not returned as provided for herein, may also be withdrawn after the expiration of 40 business days after the commencement of the Exchange Offer, subject to the withdrawal rights and procedures set forth below. Upon the effectiveness of such appointment, all prior proxies given by you will be revoked, and no subsequent proxies may be given (and, if given, will not be deemed effective) unless the tendered Series B Preferred Shares are properly withdrawn.

We will determine all questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of Series B Preferred Shares in the Exchange Offer, and our determination shall be final and binding, subject to a holder challenging our determination in a court of competent jurisdiction and such court issuing a judgment to the contrary. We reserve the right to reject any and all tenders of Series B Preferred Shares in the Exchange Offer determined by us not to be in proper form or the acceptance or acquisition of which may, in our opinion, be unlawful. No alternative, conditional or contingent tenders will be accepted and no fractional Series B Preferred Shares will be purchased.

Subject to the applicable rules and regulations of the SEC, we also reserve the right to waive, prior to the expiration date, in our sole discretion, any of the conditions to the Exchange Offer, including the absolute right to waive any defect or irregularity in the tender of any Series B Preferred Shares in the Exchange Offer. No tender of Series B Preferred Shares in the Exchange Offer will be deemed to have been made until all defects and irregularities in the tender of such Series B Preferred Shares in the Exchange Offer have been cured or waived. Neither we, the Exchange Agent, the Information Agent nor any other person will be under any duty to give notification of any defects or irregularities in the tender of any Series B Preferred Shares in the Exchange Offer or will incur any liability for failure to give any such notification. Our interpretation of the terms and conditions of the Exchange Offer and the related letter of transmittal (including the instructions hereto) will be final and binding, subject to a challenge to our determination in a court of competent jurisdiction and such court issuing a judgment to the contrary.

Rule 14e-4 “Net Long Position” Requirement

It is a violation of Rule 14e-4 (promulgated under the Exchange Act) for a person, directly or indirectly, to tender securities in a partial tender offer for their own account unless the person so tendering their securities (a) has a net long position equal to or greater than the aggregate principal amount of the securities being tendered and (b) will cause such securities to be delivered in accordance with the terms of the Exchange Offer. Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person.

A tender of Series B Preferred Shares in the Exchange Offer under any of the procedures described above will constitute the tendering holder’s representation and warranty that (a) such holder has a net long position in the Series B Preferred Shares being tendered pursuant to the

Exchange Offer within the meaning of Rule 14e-4 under the Exchange Act and (b) the tender of such Series B Preferred Shares complies with Rule 14e-4.

The tender of Series B Preferred Shares, pursuant to any of the procedures described above, will constitute a binding agreement between you and us upon the terms and subject to the conditions of the Exchange Offer.

Withdrawal of Tenders

You may properly withdraw Series B Preferred Shares that you tender at any time prior to the expiration date of the Exchange Offer, which is 11:59 p.m., New York City Time, on April 5, 2017, unless we extend the Exchange Offer, in which case you may withdraw Series B Preferred Shares previously tendered by you at any time prior to the expiration date, as extended. Any Series B Preferred Shares that are properly withdrawn will be credited back to the appropriate account promptly following such withdrawal. In addition, after the expiration of the Exchange Offer, you may properly withdraw any Series B Preferred Shares that you validly tendered that are not accepted by us within 40 business days after the commencement of the Exchange Offer.

For a withdrawal to be effective, you must deliver a written notice of withdrawal to the Exchange Agent at the appropriate address specified on the back cover of this Offer to Exchange prior to the expiration date or, if your Series B Preferred Shares are not previously accepted by us, after the expiration of 40 business days after the commencement of the Exchange Offer. Any notice of withdrawal must identify the beneficial owner of the Series B Preferred Shares to be withdrawn, including the name of the beneficial owner of the Series B Preferred Shares, the name of the person who tendered the Series B Preferred Shares, if different, and the number of Series B Preferred Shares to be withdrawn. Your notice of withdrawal must comply with the requirements set forth in this Offer to Exchange. If you validly tendered Series B Preferred Shares pursuant to the procedures for a book-entry transfer, a withdrawal of Series B Preferred Shares will only be effective if you comply with the appropriate DTC procedures prior to the expiration date of the Exchange Offer or, if your Series B Preferred Shares are not previously accepted by us, after the expiration of 40 business days after the commencement of the Exchange Offer.

If you withdraw Series B Preferred Shares, you will have the right to re-tender them prior to the expiration date in accordance with the procedures described above for tendering outstanding Series B Preferred Shares. A holder who validly withdraws previously tendered Series B Preferred Shares prior to the expiration date and does not validly re-tender Series B Preferred Shares prior to the expiration date will not receive consideration in the Exchange Offer. A holder of Series B Preferred Shares who validly withdraws previously tendered Series B Preferred Shares prior to the expiration date and validly re-tenders Series B Preferred Shares prior to the expiration date and whose Series B Preferred Shares are accepted in connection with the Offer to Exchange will receive the consideration in the Exchange Offer.

All questions as to the validity, form and eligibility, including time or receipt, of notices of withdrawal will be determined by us. Our determination will be final and binding on all parties, subject to a holder challenging our determination in a court of competent jurisdiction and such court issuing a judgment to the contrary. We will not accept or give consideration for any properly withdrawn Series B Preferred Shares, unless the Series B Preferred Shares so withdrawn are subsequently validly re-tendered and not properly withdrawn. Properly withdrawn Series B Preferred Shares may be re-tendered by following the procedures described above under “The Exchange Offer—Procedure for Tendering” at any time prior to the expiration date of the Exchange Offer.

Neither we, the Exchange Agent, the Information Agent, the Transfer Agent, or any affiliate of the foregoing, or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or will incur any liability for failure to give any such notification. Any Series B Preferred Shares properly withdrawn will be deemed to not have been validly tendered for purposes of the Exchange Offer.

Source and Amount of Funds

The Exchange Offer is not conditioned upon our receipt of financing. We intend to fund all cash payments to the holders of Series B Preferred Shares pursuant to the Exchange Offer with available cash on hand.

Liquidity; Listing

The Common Stock and Series B Preferred Shares are both currently listed and traded on the NYSE. The Shares of Common Stock issued in exchange for Series B Preferred Shares will be listed and traded on the NYSE.

Following the consummation of the Exchange Offer, the number of Series B Preferred Shares that are publicly traded may be significantly reduced. This may reduce the volume of trading and make it more difficult to buy or sell Series B Preferred Shares, or to do so without affecting the market price. Thus, your ability to buy and sell Series B Preferred Shares, and the market price of the Series B Preferred Shares, may fluctuate significantly. Furthermore, if the Exchange Offer is consummated, the number of outstanding Series B Preferred Shares may fall below the requirements for continued listing of the Series B Preferred Shares on the NYSE. See “Risk Factors—Risks to Holders of Series B Preferred Shares After the Exchange Offer—Series B Preferred Shares that you continue to hold after the Exchange Offer are expected to become less liquid following the Exchange Offer.”

Appraisal Rights

No appraisal rights are available to holders of the Series B Preferred Shares in connection with the Exchange Offer.

Certain Legal and Regulatory Matters

Except as set forth in this Offer to Exchange, we are not aware of any material filing, approval or other action by or with any governmental authority or administrative or regulatory agency that would be required to accept validly tendered and not properly withdrawn Series B Preferred Shares from participating holders in the Exchange Offer. We intend to make all required filings under the Exchange Act.

Subsequent Repurchases of Series B Preferred Shares

Whether or not the Exchange Offer is consummated, subject to applicable contractual restrictions, the terms of our Articles of Incorporation and applicable law, we or our affiliates may from time to time acquire Series B Preferred Shares, other than pursuant to the Exchange Offer, including through our share repurchase program or otherwise through open market purchases, privately negotiated transactions, exchange offers, the exercise of optional redemption rights and/or offers to purchase, upon such terms and at such prices as we may determine, which may be more or less than the amount to be paid pursuant to the Exchange Offer and could be paid in cash, Common Stock or other consideration not provided for in this Exchange Offer. Specifically, under the terms of the Statement of Designation, we may redeem, at our option, in whole or in part, the Series B Preferred Shares at a redemption price in cash equal to $25.00 per share plus an amount equal to all accumulated and unpaid dividends thereon to the date of redemption, whether or not declared. See “Comparison of Rights Between the Series B Preferred Shares and the Common Stock—Redemption Rights.” Until the expiration of at least ten business days after the date of termination of the Exchange Offer, neither we nor any of our affiliates may make any purchases of Series B Preferred Shares otherwise than pursuant to the Exchange Offer, subject to certain exceptions. If required by Rule 13e-3 under the Exchange Act, any subsequent repurchases will be made in accordance with Rule 13e-3 and any other applicable provisions of the Exchange Act.

Exchange Agent

American Stock Transfer & Trust Company, LLC is serving as the Exchange Agent. We will pay the Exchange Agent reasonable and customary compensation for its services in connection with the Exchange Offer and reimburse it for its reasonable out-of-pocket expenses.

Information Agent

D.F. King & Co., Inc. is serving as Information Agent in connection with the Exchange Offer. The Information Agent will assist with the mailing of this Offer to Exchange and related materials to holders of Series B Preferred Shares, respond to inquiries of and provide information to holders of Series B Preferred Shares in connection with the Exchange Offer, and provide other similar services as we may request from time to time. Questions regarding the terms of the Exchange Offer, and requests for assistance or for additional copies of this Offer to Exchange and any other required documents, may be directed to the Information Agent at the address and telephone numbers set forth on the back cover of this Offer to Exchange.

Expenses

We expect to incur reasonable and customary fees and expenses of approximately $250,000 in connection with the Exchange Offer. We also will pay brokers and other securities intermediaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this Exchange Offer, the related letter of transmittal and other documents to the beneficial owners of Series B Preferred Shares and in handling or forwarding tenders of Series B Preferred Shares by their customers.

In connection with the Exchange Offer, our officers, directors and employees may solicit tenders of Series B Preferred Shares by use of the mails, personally or by telephone, facsimile, telegram, electronic communication or other similar methods, but will not receive additional compensation from us for such services.

No brokerage commissions will be payable by tendering holders of Series B Preferred Shares to us, the Information Agent or the Exchange Agent. The Company will pay any fees due to the Exchange Agent for the cancellation of the tendered Series B Preferred Shares. Holders of Series B Preferred Shares participating in the Exchange Offer through a broker or other securities intermediary should contact such institution as to whether it charges any service fees.

Additional Information

Pursuant to Exchange Act Rule 13e-4, we have filed with the SEC a Tender Offer Statement on Schedule TO (the “Schedule TO”), which contains additional information with respect to the Exchange Offer. We will file an amendment to the Schedule TO to report any material changes in the terms of the Exchange Offer and to report the final results of the Exchange Offer as required by Exchange Act Rule 13e-4(c)(3) and 13e-4(c)(4). The Schedule TO, including the exhibits and any amendments thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth under “Where You Can Find More Information.”

SHARE OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth certain information regarding beneficial ownership of our Common Stock and our Series B Preferred Shares by each of our executive officers and directors as of March 8, 2017. The information is not necessarily indicative of beneficial ownership for any other purposes. Under SEC rules, a person or entity beneficially owns any shares that the person or entity had the right to acquire within 60 days through the exercise of any option or other right. The percentages disclosed below are based on 99,277,715 shares outstanding of Common Stock and 1,485,768 shares outstanding of our Series B Preferred Shares. Unless otherwise indicated, each person or entity has sole voting and investment power (or shares such powers with his or her spouse) with respect to the shares set forth in the following table. Information for certain holders is based on information delivered to us.

Name	Shares of Common Stock	Percentage of Common Stock	Shares of Series B Preferred Shares	Percentage of Series B Preferred Shares

Polys Hajioannou(1)	48,379,429	48.73%	280,000	18.85%

Dr. Loukas Barmparis	—	—	*	*

Konstantinos Adamopoulos	—	—	*	*

Ioannis Foteinos	*	*	*	*

Frank Sica	*	*	*(2)	*

Ole Wikborg	*	*	—	—

Christos Megalou	*	*	—	—

All executive officers and directors as a group (7 persons)	48,618,520	48.97%	309,000	20.80%

*	Less than 1%.

(1)

By virtue of shares owned indirectly through Vorini Holdings, Inc., Bellapais Maritime Inc., Kyperounta Maritime Inc., Lefkoniko Maritime Inc., Akamas Maritime Inc., Chalkoessa Maritime Inc. and other entities he controls.

(2)	Held in trust controlled by Frank Sica for the benefit of his family members.

Unless otherwise indicated, all shares are owned directly, and the indicated person has sole voting and investment power. Unless otherwise indicated in the footnotes to the table above, the business address of the stockholders listed above is c/o Safe Bulkers, Inc., Apt. D11, Les Acanthes, 6, Avenue des Citronniers, MC98000 Monaco, telephone number: +30 2 111 888 400 or +357 25 887 200.

On November 24, 2015, the Company announced a share repurchase program under which it may from time to time purchase Series B Preferred Shares or other preferred shares for up to $20.0 million in the aggregate on the open market. Rule 14e-5 under the Exchange Act prohibits us and our affiliates from purchasing Series B Preferred Shares outside of the Exchange Offer from the time that the Exchange Offer is first announced until the expiration of the Exchange Offer, subject to certain exceptions. In addition, Rule 13e-4 under the Exchange Act prohibits us and our affiliates from purchasing any Series B Preferred Shares other than pursuant to the Exchange Offer until ten business days after the date of expiration of the Exchange Offer, subject to certain exceptions.

The following repurchases of our Series B Preferred Shares have been effected by the Company in the past 60 days:

Purchaser	Date of Purchase	Number of Shares	Price per Share	Type of Transaction

Safe Bulkers, Inc.	1/20/2017	200	$23.49	Open Market

Safe Bulkers, Inc.	1/20/2017	2,300	$23.50	Open Market

Safe Bulkers, Inc.	1/25/2017	249	$23.15	Open Market

Safe Bulkers, Inc.	1/26/2017	1,984	$23.50	Open Market

Safe Bulkers, Inc.	1/31/2017	2	$23.14	Open Market

Safe Bulkers, Inc.	2/15/2017	100	$23.50	Open Market

On June 22, 2016, the Company announced a share repurchase program under which it may from time to time purchase up to 2,000,000 shares of Common Stock in the aggregate on the open market. Rule 14e-5 under the Exchange Act prohibits us and our affiliates from purchasing Common Stock outside of the Exchange Offer from the time that the Exchange Offer is first announced until the expiration of the Exchange Offer, subject to certain exceptions. In addition, Rule 13e-4 under the Exchange Act prohibits us and our affiliates from purchasing any Common Stock other than pursuant to the Exchange Offer until ten business days after the date of expiration of the Exchange Offer, subject to certain exceptions.

None of the Company, its subsidiaries or the Company’s or its subsidiaries’ executive officers or directors have effected any transactions with respect to the Common Stock in the past 60 days.

RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED DISTRIBUTIONS

The following table sets forth our ratio of earnings to combined fixed charges and preferred distributions for the period indicated (expressed in thousands of U.S. Dollars):

	Year Ended December 31, 2015(2)	Year Ended December 31, 2016(3)
Ratio of Earnings (Loss) to Fixed Charges (1)	(2.2)	(1.4)
Ration of Earnings (Loss) to fixed Charges and Preferred Dividends (1)	(1.1)	(0.9)

(1)

For the purpose of computing the consolidated ratio of earnings/(loss) to fixed charges, earnings/(loss) consist of net income/(loss) plus fixed charges less interest capitalized. Fixed charges consist of interest expensed and capitalized, amortization and write-off of capitalized expenses relating to indebtedness. For the purpose of computing the consolidated ratio of earnings/(loss) to fixed charges and preferred dividends, earnings/(loss) consist of net income/(loss) plus fixed charges less interest capitalized and preferred dividends. Fixed charges consist of interest expensed and capitalized, amortization and write-off of capitalized expenses relating to indebtedness. “Preferred Dividends” refers to the amount of earnings that is required to pay the cash dividends on outstanding preference securities. It also includes the redemption of preferred stock.

(2)

For the year ended December 31, 2015, earnings were inadequate to cover total fixed charges by approximately $48.6 million and the sum of total fixed charges and preferred dividends by approximately $62.8 million.

(3)

For the year ended December 31, 2016, earnings were inadequate to cover total fixed charges by approximately $56.8 million and the sum of total fixed charges and preferred dividends by approximately $70.8 million.

MARKET PRICE AND DIVIDEND INFORMATION

Market Price of and Dividends on the Common Stock

Our Common Stock is listed for trading on the NYSE under the symbol “SB.”

The following tables set forth the high and low closing prices for our Common Stock, as reported on the NYSE, and the amount of dividends paid for each share of Common Stock, for the periods indicated. The last reported sale price of our Common Stock on the NYSE on March 8, 2017 was $1.62 per share of Common Stock.

	Price Range
	High	Low
Quarter Ended:
December 31, 2016	$2.38	$1.09
September 30, 2016	$1.67	$1.02
June 30, 2016	$1.53	$0.70
March 31, 2016	$0.95	$0.30
December 31, 2015	$3.75	$0.80
September 30, 2015	$4.13	$2.70
June 30, 2015	$3.87	$2.99
March 31, 2015	$4.07	$3.13
Month Ended:
March 31, 2017 (through March 8, 2017)	$1.70	$1.44
February 28, 2017	$1.59	$1.23
January 31, 2017	$1.74	$1.17

	Amount of Cash Dividends	Cash Dividends Paid Per Share of Common Stock
	(amounts in millions)
Quarter Ended:
December 31, 2016	$0.00	$0.00 per share
September 30, 2016	$0.00	$0.00 per share
June 30, 2016	$0.00	$0.00 per share
March 31, 2016	$0.00	$0.00 per share
December 31, 2015	$0.00	$0.00 per share
September 30, 2015	$0.00	$0.00 per share
June 30, 2015	$0.83	$0.01 per share
March 31, 2015	$0.83	$0.01 per share

Market Price of and Dividends on the Series B Preferred Shares

Our Series B Preferred Shares are listed for trading on the NYSE under the symbol “SB.PR.B”.

The following tables set forth the high and low closing prices for our Series B Preferred Shares, as reported on the NYSE, and the amount of dividends paid for each Series B Preferred Share, for the periods indicated. The last reported sale price of our Series B Preferred Shares on the NYSE on March 8, 2017 was $24.25 per Series B Preferred Shares.

	Price Range
	High	Low
Quarter Ended:
December 31, 2016	$24.41	$23.00
September 30, 2016	$24.01	$21.80
June 30, 2016	$24.35	$21.50
March 31, 2016	$24.50	$18.75
December 31, 2015	$24.90	$13.00
September 30, 2015	$25.20	$21.50
June 30, 2015	$25.20	$21.67
March 31, 2015	$25.50	$22.74
Month Ended:
March 31, 2017 (through March 8, 2017)	$24.25	$23.92
February 28, 2017	$24.24	$23.51
January 31, 2017	$24.50	$23.15

	Amount of Cash Dividends (amounts in millions)	Cash Dividends Paid Per Share of Series B Preferred Shares

Quarter Ended:
December 31, 2016	$0.75	$0.50 per share
September 30, 2016	$0.76	$0.50 per share
June 30, 2016	$0.76	$0.50 per share
March 31, 2016	$0.77	$0.50 per share
December 31, 2015	$0.80	$0.50 per share
September 30, 2015	$0.80	$0.50 per share
June 30, 2015	$0.80	$0.50 per share
March 31, 2015	$0.80	$0.50 per share

If the Exchange Offer is consummated, the extent of the public market for our traded Series B Preferred Shares and the availability of such quotations would depend upon a number of factors. See “Risk Factors—Risks to Holders of Series B Preferred Shares After the Exchange Offer—Series B Preferred Shares that you continue to hold after the Exchange Offer are expected to become less liquid following the Exchange Offer.”

COMPARISON OF RIGHTS BETWEEN THE SERIES B PREFERRED SHARES AND THE COMMON STOCK

The following summarizes the material differences between the rights of holders of the Series B Preferred Shares and of holders of the Common Stock to be issued in the Exchange Offer. The discussion below is a summary and is qualified in its entirety by reference to our Articles of Incorporation, applicable Republic of the Marshall Islands law and other documents referred to and incorporated by reference herein. We urge you to read these documents for a more complete understanding of the differences between the Series B Preferred Shares and the Common Stock.

Governing Documents

Series B Preferred Shares: The rights of holders of the Series B Preferred Shares are set forth in our Articles of Incorporation (including the Statement of Designation establishing the Series B Preferred Shares (the “Statement of Designation”)) and the Republic of the Marshall Islands law.

Common Stock: The rights of holders of Common Stock are set forth in our Articles of Incorporation and the Republic of the Marshall Islands law.

Dividends

Series B Preferred Shares:

General

Holders of Series B Preferred Shares are entitled to receive, when, as and if declared by our Board of Directors out of legally available funds for such purpose, cumulative cash dividends from June 13, 2013.

Determination of Dividend Rate

Dividends on Series B Preferred Shares are cumulative, commenced on June 13, 2013, and payable on each Dividend Payment Date (as defined below), which commenced on July 30, 2013, when, as and if declared by our Board of Directors out of legally available funds for such purpose. Dividends on the Series B Preferred Shares accrue at a rate of 8.00% per annum per $25.00 stated liquidation preference per Series B Preferred Share, subject to increase upon (1) a Covenant Default, (2) a Cross Default, (3) a Dividend Payment Default or (4) a Failure to Redeem (such rate, as increased, if applicable, being the “Base Dividend Rate”).

Dividend Payment Date

The “Dividend Payment Dates” for the Series B Preferred Shares are each January 30, April 30, July 30 and October 30, started as of July 30, 2013. Dividends accumulate in each dividend period from and including the preceding payment date or the original issue date, as the case may be, to but excluding the applicable payment date for such dividend period, and dividends accrue on accumulated dividends at the applicable Base Dividend Rate. If any Dividend Payment Date otherwise would fall on a day that is not a business day, declared dividends will be paid on the immediately succeeding business day without the accumulation of additional dividends. Dividends on the Series B Preferred Shares are payable based on a 360-day year consisting of twelve 30-day months.

Increase in Base Dividend Rate Following a Covenant Default, Cross Default, Dividend Payment Default or Failure to Redeem

•	Our failure to comply with certain covenants, if such failure continues unremedied for 120 days and commencing at the end of such 120- day period, shall constitute a “Covenant Default.”

•	In the event that four quarterly dividends, whether consecutive or not, payable on Series B Preferred Shares are in arrears, such event shall constitute a “Dividend Payment Default.”

•

A default by us or any subsidiary under any credit facility shall constitute a “Cross Default” for money borrowed if such default is caused by a failure to pay principal of, or interest or premium, if any, on outstanding indebtedness under such credit facility prior to the expiration of the grace period for payment of such indebtedness set forth in such credit facility (“payment default”), and the principal amount of any such indebtedness, together with the principal amount of any other such indebtedness under which there has been a payment default aggregates $25.0 million or more.

•

Our failure to redeem all the Series B Preferred Shares on or prior to July 30, 2018, whether or not our Board of Directors has authorized any such redemption and whether or not such redemption is legally permissible or is prohibited by any agreement to which we are subject, shall constitute a “Failure to Redeem.”

If a Covenant Default, a Cross Default, a Dividend Payment Default or a Failure to Redeem occurs, then:

(1)

effective as of the date of such Covenant Default, Cross Default, Dividend Payment Default or Failure to Redeem, and without duplication if more than one such event has occurred and is continuing at any time, the Base Dividend Rate payable on the Series B Preferred Shares shall increase to a number that is 1.25 times the Base Dividend Rate payable on the Series B Preferred Shares as of the close of business on the day immediately preceding the date of such Covenant Default, Cross Default, Dividend Payment Default or Failure to Redeem, and

(2)

on each subsequent Dividend Payment Date, the Base Dividend Rate payable in respect of the succeeding quarterly dividend period shall increase to a number that is 1.25 times the Base Dividend Rate payable on the Series B Preferred Shares as in effect as of the close of business on the day immediately preceding such Dividend Payment Date, until no Covenant Default, Cross Default or Dividend Payment Default exists or, in the case of a Failure to Redeem, until all the Series B Preferred Shares are no longer outstanding.

Notwithstanding the foregoing, in no event shall dividends accrue on the Series B Preferred Shares at a rate greater than 25% per annum in respect of any period prior to July 30, 2016 or 30% thereafter. If a Covenant Default, Cross Default or Dividend Payment Default, as applicable, ceases to exist, the Base Dividend Rate payable on the Series B Preferred Shares shall be reduced, effective as of the date such Covenant Default, Cross Default or Dividend Payment Default ceases to exist (as evidenced by the delivery of an officer’s certificate by us to the registrar and Transfer Agent stating that such Covenant Default, Cross Default or Dividend Payment Default, as applicable, no longer exists), to the Base Dividend Rate that would have been applicable had such Covenant Default, Cross Default or Dividend Payment Default never existed.

Payment of Dividends

Not later than 5:00 p.m., New York City time, on each Dividend Payment Date, we will pay those dividends, if any, on the Series B Preferred Shares that have been declared by our Board of Directors to the holders of such shares as such holders’ names appear on our share transfer books maintained by the registrar and Transfer Agent on the applicable Record Date. The applicable record date (the “Record Date”) will be the business day immediately preceding the applicable Dividend Payment Date, except that in the case of payments of dividends in arrears, the Record Date with respect to a Dividend Payment Date will be such date as may be designated by our Board of Directors in accordance with our by-laws then in effect and the Statement of Designation.

So long as the Series B Preferred Shares are held of record by the nominee of DTC, declared dividends will be paid to DTC in same-day funds on each Dividend Payment Date. DTC should credit accounts of its participants in accordance with DTC’s normal procedures. The participants will be responsible for holding or disbursing such payments to beneficial owners of the Series B Preferred Shares in accordance with the instructions of such beneficial owners.

No dividend may be declared or paid or set apart for payment on any Junior Securities, as defined below (other than dividend payable solely in shares of Junior Securities) unless full cumulative dividends have been or contemporaneously are being paid or provided for on all issued and outstanding Series B Preferred Shares and any Parity Securities (as defined below) through the most recent respective dividend payment dates. Accumulated dividends in arrears for any past dividend period may be declared by our Board of Directors and paid on any date fixed by our Board of Directors, whether or not a Dividend Payment Date, to holders of the Series B Preferred Shares on the record date for such payment, which may not be more than 60 days, nor less than 15 days, before such payment date. Subject to the next succeeding sentence, if all accumulated dividends in arrears on all outstanding Series B Shares and any Parity Securities have not been declared and paid, or sufficient funds for the payment thereof shall not have been set apart, payment of accumulated dividends in arrears will be made in order of their respective dividend payment dates, commencing with the earliest. If less than all dividends payable with respect to all Series B Preferred Shares and any Parity Securities are paid, any partial payment will be made pro rata with respect to the Series B Preferred Shares and any Parity Securities entitled to a dividend payment at such time in proportion to the aggregate amounts remaining due in respect of such shares at such time. Holders of the Series B Preferred Shares will not be entitled to any dividend, whether payable in cash, property or stock, in excess of full cumulative dividends. Except insofar as dividends accrue on the amount of any accumulated and unpaid dividends as discussed above, no interest or sum of money in lieu of interest will be payable in respect of any dividend payment which may be in arrears on the Series B Preferred Shares.

Common Stock: Subject to the preferential rights of any other class or series of capital stock, including the Series B Preferred Shares, holders Common Stock are entitled to receive dividends, as if and when declared by our Board of Directors, out of legally available funds.

Ranking

Series B Preferred Shares: The Series B Preferred Shares have, with respect to dividend distributions and distributions upon the liquidation, winding-up and dissolution of our affairs, the following ranking:

•

senior to all classes of our Common Stock and, if issued, our Series A Participating Preferred Stock, and to each other class or series of shares established after the original issue date of the Series B Preferred Shares by our Board of Directors, the terms of which class or series do not expressly provide that it is made senior to or on parity with the Series B Preferred Shares as to dividend distributions and distributions upon the liquidation, dissolution or winding- up of our affairs, whether voluntary or involuntary (collectively referred to with our Common Stock as “Junior Securities”);

•

on parity with each class or series of shares established after the original issue date of the Series B Preferred Shares by our Board of Directors, the terms of which class or series are not expressly subordinated or senior to the Series B Preferred Shares as to dividend distributions and distributions upon the liquidation, dissolution or winding-up of our affairs, whether voluntary or involuntary (collectively referred to as “Parity Securities”); and

•

junior to each class or series of shares established after the original issue date of the Series B Preferred Shares by our Board of Directors, the terms of which class or series expressly provide that it ranks senior to the Series B Preferred Shares as to dividend distributions and distributions upon liquidation, dissolution or winding-up of our affairs, whether voluntary or involuntary (collectively referred to as “Senior Securities”).

Under the Statement of Designation, we may issue Junior Securities and, so long as no cumulative dividends on the Series B Preferred Shares are in arrears, Parity Securities from time to time in one or more series without the consent of the holders of the Series B Preferred Shares. Our Board of Directors has the authority to determine the preferences, powers, qualifications, limitations, restrictions and special or relative rights or privileges, if any, of any such series before the issuance of any shares of that series. Our Board of Directors will also determine the number of shares constituting each series of securities. Our ability to issue additional Senior Securities is limited as described under “Comparison of Rights Between the Series B Preferred Shares and the Common Stock—Voting Rights.”

Common Stock: The Common Stock ranks junior with respect to dividend rights and the distribution of assets upon our liquidation, dissolution or winding up to the Series B Preferred Shares and all other preferred shares issued by the Company with a liquidation preference over the Common Stock. Thus, upon dissolution or liquidation or the sale of all or substantially all of the assets of the Company, after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, the holders of Common Stock will be entitled to receive pro rata the Company’s remaining assets available for distribution.

Voting Rights

Series B Preferred Shares: The Series B Preferred Shares have no voting rights except as set forth below or as otherwise provided by the Business Corporations Act of the Marshall Islands. In the event that six quarterly dividends, whether consecutive or not, payable on Series B Preferred Shares are in arrears, the holders of Series B Preferred Shares have the right, voting separately as a class together with holders of any other Parity Securities upon which like voting rights have been conferred and are exercisable, at the next meeting of shareholders called for the election of directors, to elect one member of our Board of Directors, and the size of our Board of Directors will be increased as needed to accommodate such change (unless the size of our Board of Directors already has been increased by reason of the election of a director by holders of Parity Securities upon which like voting rights have been conferred and with which the Series B Preferred Shares voted as a class for the election of such director). The right of such holders of Series B Preferred Shares to elect one member of our Board of Directors will continue until such time as all dividends accumulated and in arrears on the Series B Preferred Shares have been paid in full, at which time such right will terminate, subject to revesting in the event of each and every subsequent failure to pay six quarterly dividends as described above. Upon any termination of the right of the holders of the Series B Preferred Shares and any Parity Securities to vote as a class for such director, the term of office of any director then in office elected by such holders voting as a class will terminate immediately. Any director elected by the holders of the Series B Preferred Shares and any Parity Securities shall be entitled to one vote per director on any matter before our Board of Directors.

Unless we have received the affirmative vote or consent of the holders of at least two-thirds of the issued and outstanding Series B Preferred Shares, voting as a single class, we may not:

•	adopt any amendment to the Articles of Incorporation that adversely alters the preferences, powers or rights of the Series B Preferred Shares in any material respect;

•	issue any Parity Securities if the cumulative dividends payable on outstanding Series B Preferred Shares are in arrears; or

•	create or issue any Senior Securities.

On any matter described above in which the holders of the Series B Preferred Shares are entitled to vote as a class, such holders will be entitled to one vote per share. The Series B Preferred Shares held by us or any of our subsidiaries or affiliates are not entitled to vote.

Common Stock: Each outstanding share of Common Stock entitles the holder thereof to one vote on all matters submitted to a vote of stockholders.

Redemption Rights

Series B Preferred Shares Optional Redemption: As of July 30, 2016, we may redeem, at our option, in whole or in part, the Series B Preferred Shares at a redemption price in cash equal to $25.00 per share plus an amount equal to all accumulated and unpaid dividends thereon to the date of redemption, whether or not declared. Any such optional redemption shall be effected from any source of funds legally available for such purpose and in accordance with the procedures set forth in the Statement of Designation.

Common Stock: We have no right to redeem our Common Stock.

Shareholder Rights Plan

Series B Preferred Shares: Holders of Series B Preferred Shares do not have the right to purchase shares from the Company under a shareholder rights plan.

Common Stock: Each share of Common stock includes a right that entitles the holder to purchase from the Company a unit consisting of one-thousandth of a share of our Series A participating preferred stock at a purchase price of $25.00 per unit, subject to specified adjustments. The rights are issued pursuant to a stockholder rights agreement between us and American Stock Transfer & Trust Company, as rights agent. Until a right is exercised, the holder of a right will have no rights to vote or receive dividends or any other stockholder rights.

The rights may have anti-takeover effects. The rights will cause substantial dilution to any person or group that attempts to acquire us without the approval of our Board of Directors. As a result, the overall effect of the rights may be to render more difficult or discourage any attempt to acquire the Company. Because the Company’s Board of Directors can approve a redemption of the rights or a permitted offer, the rights should not interfere with a merger or other business combination approved by the Company’s Board of Directors.

Restrictive Covenants

Series B Preferred Shares. The terms of the Series B Preferred Shares contain the following restrictive covenants:

(A)	Limitation on Minimum Net Worth. We shall not permit the Net Worth to Preferred Stock Ratio to be less than or equal to 2.00.

(B)

Reports. During the period that any default under any of our credit facilities exist, at the request of any Holder of Series B Preferred Shares, we shall provide, to the extent that we are not prevented or restricted from doing so by the provisions of any relevant Credit Facility, to such Holder any report or other information that is provided to any lender or other financier under the Credit Facility giving rise to such default. As a condition to the receipt of such report or other information, such Holder must agree not to disclose such report or information to any third party or to purchase or sell any of our securities on the basis of any material, nonpublic information included in such report or other information.

Compliance Measurement. Compliance with the covenant described in (A) above shall be measured on the last day of each of our fiscal quarters, commencing June 30, 2013. Within 60 days after the end of each fiscal quarter, we shall deliver to the Transfer Agent an officer’s certificate confirming compliance with the covenant described above. Each such certificate will be made available to the holders of the Series B Preferred Shares upon request to the Transfer Agent. We shall mail, within five Business Days of the discovery thereof, to all holders of the Series B Preferred Shares and the Transfer Agent, notice of any default in compliance with the covenant described above.

The holders of at least a majority of the issued and outstanding Series B Preferred Shares, voting as a single class, may waive compliance with any of the covenants described above. We may not, and may not permit any subsidiary or affiliate to, pay or cause to be paid any consideration to or for the benefit of any holder of the Series B Preferred Shares for or as an inducement to such holder’s consent to any such waiver unless such consideration is offered to be paid to all holders of Series B Preferred Shares and is paid to all holders of Series B Preferred Shares that consent to any such waiver in the time frame set forth in the solicitation relating to such waiver.

Certain Definitions and Interpretations

The following definitions shall apply to capitalized terms set forth in “Restrictive Covenants” above:

“Cash and Cash Equivalents” means, as of a given date, our cash and cash equivalents as determined in accordance with GAAP.

“Common Stock” means each of the Company’s common stock, par value $0.001 per share, and any other outstanding class of the Company’s common shares.

“Credit Facility” means, with respect to the Company or any subsidiary, any debt or commercial paper facilities with banks or other lenders providing for revolving credit or term loans or any agreement treated as a finance or capital lease in accordance with U.S. GAAP.

“Intangible Assets” means, in respect of the Company as of a given date, the intangible assets of the Company of the types, if any, presented in the Company’s consolidated balance sheet.

“Net Worth” means, as of a given date, the result of, without duplication:

(a)	Total Assets; less

(b)	Intangible Assets; less

(c)	Total Borrowings (without giving effect to any fair value adjustments pursuant to FASB’s Accounting Standards Codification 820).

“Net Worth to Preferred Stock Ratio” means, as of a given date, the result of dividing (x) Net Worth as of such date by (y) the aggregate Preferred Stock Amount as of such date.

“Preferred Stock” means any of our capital stock, however designated, which entitles the holder thereof to a preference with respect to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding-up of our affairs, over shares of our Common Stock.

“Preferred Stock Amount” means, in respect of any series of Preferred Stock, the sum, without duplication, of (x) the aggregate liquidation preference of the outstanding shares of such Preferred Stock as of the relevant measurement date and (y) the aggregate amount of any accumulated and unpaid dividends or other distributions in respect of the outstanding shares of such Preferred Stock as of the relevant measurement date.

“Total Assets” means, in respect of the Company on a consolidated basis, as of a given date the aggregate of the following, without duplication:

(a)	all of our assets of the types presented on its consolidated balance sheet; plus

(b)	Cash and Cash Equivalents; plus

(c)

the assets under any vessel construction or ship purchase agreement (including novation and assignment and assumption agreements) that we are required to record on our books under U.S. GAAP even though we are no longer the legal owner of the vessel or legally obligated to take delivery of the vessel.

“Total Borrowings” means, in respect of the Company on a consolidated basis, as of a given date the aggregate of the following, without duplication:

(a)	the outstanding principal amount of any moneys borrowed; plus

(b)	the outstanding principal amount of any acceptance under any acceptance credit; plus

(c)	the outstanding principal amount of any bond, note, debenture or other similar instrument; plus

(d)	the book values of indebtedness under a lease, charter, hire purchase agreement or other similar arrangement which would, in accordance with U.S. GAAP, be treated as a finance or capital lease; plus

(e)	the outstanding principal amount of all moneys owing to a counterparty (and not including any transaction expenses) in connection with the sale or discounting of receivables

(otherwise than on a non-recourse basis or which otherwise meet any requirements for de-recognition under U.S. GAAP); plus

(f)

any fixed premium payable on maturity or mandatory redemption of any instrument referred to in clause (c) of this definition that is not subject to any event or contingencies (other than the passage of time) which have not yet occurred; plus

(g)

the outstanding principal amount of any indebtedness arising from any deferred payment agreements arranged primarily as a method of raising finance or financing the acquisition of an asset (except trade payables); plus

(h)

the outstanding principal amount of any indebtedness of any person of a type referred to in the above clauses of this definition which is the subject of a guarantee given by the Company to the extent that such guaranteed indebtedness is determined and given a value in respect of the Company on a consolidated basis in accordance with US GAAP.

Notwithstanding the foregoing, “Total Borrowings” shall not include any of the following:

(a)	indebtedness or obligations arising from derivative transactions, such as, but not limited to, protecting against interest rate or currency fluctuations; and

(b)

indebtedness under any vessel construction or ship purchase agreement (including novation and assignment and assumption agreements) that we are required to record on its books under U.S. GAAP even though we are no longer the legal owner of the vessel or legally obligated to take delivery of the vessel.

“U.S. GAAP” means generally accepted accounting principles in the United States of America as in effect on the date the Statement of Designation is executed.

Common Stock. The terms of the Common Stock do not contain any restrictive covenants.

Listing

Series B Preferred Shares: Series B Preferred Shares are listed on the NYSE (SB.PR.B). If the Exchange Offer is consummated, the number of outstanding Series B Preferred Shares may fall below the requirements for continued listing of the Series B Preferred Shares on the NYSE. See “Risk Factors—Risks of Holders of Preferred Shares After the Exchange Offer—Series B Preferred Shares that you continue to hold after the Exchange Offer are expected to become less liquid following the Exchange Offer.”

Common Stock: The Common Stock is listed on the NYSE (SB).

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following summary describes certain U.S. federal income tax consequences of the Exchange Offer. This summary does not discuss all of the aspects of U.S. federal income taxation that may be relevant to a beneficial owner in light of its particular investment or other circumstances. This summary only applies to a beneficial owner of Series B Preferred Shares that holds the Series B Preferred Shares and will hold any Common Stock received in exchange therefor as a capital asset (generally, investment property). This summary does not address U.S. federal income tax rules that may be applicable to certain categories of beneficial owners of Series B Preferred Shares or Common Stock, such as:

•	dealers in securities, commodities or currencies;

•	traders in securities;

•	U.S. holders (as defined below) whose functional currency is not the U.S. dollar;

•	persons holding Series B Preferred Shares or Common Stock as part of a conversion, constructive sale, wash sale or other integrated transaction or a hedge, straddle or synthetic security;

•	persons subject to the alternative minimum tax;

•	U.S. expatriates;

•	banks or financial institutions;

•	insurance companies;

•	controlled foreign corporations, passive foreign investment companies, real estate investment trusts and regulated investment companies and shareholders of such entities;

•	entities that are tax-exempt for U.S. federal income tax purposes and retirement plans, individual retirement accounts and tax-deferred accounts;

•	pass-through entities, including partnerships and entities and arrangements classified as partnerships for U.S. federal income tax purposes, and beneficial owners of pass-through entities; and

•	persons that exercise appraisal rights with respect to their Series B Preferred Shares.

In addition, this summary only addresses U.S. federal income tax consequences, and does not address other U.S. federal tax consequences, including, for example, estate or gift tax consequences or the Medicare tax on certain investment income. This summary also does not address any U.S. state or local or non-U.S. income or other tax consequences.

If an entity or arrangement classified as a partnership for U.S. federal income tax purposes holds Series B Preferred Shares or Common Stock, the U.S. federal income tax treatment of a partner in the partnership generally will depend upon the status of the partner, the activities of the partnership and certain determinations made at the partner level. Entities or arrangements classified as partnerships for U.S. federal income tax purposes, and partners in such partnerships, should consult their own tax advisors regarding the U.S. federal income tax consequences of the Exchange Offer.

This summary is based on U.S. federal income tax law, including the Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury regulations, administrative rulings and judicial authority, all as in effect or in existence as of the date of this Offer to Exchange. Subsequent developments in U.S. federal income tax law, including changes in law or differing interpretations, which may be applied retroactively, could have a material effect on the U.S. federal income tax consequences of the Exchange Offer as set forth in this summary. We cannot assure you that the Internal Revenue Service (the “IRS”), will not challenge one or more of the tax consequences described in this summary, and we have not obtained, nor do we intend to obtain, any ruling from the IRS or opinion of counsel with respect to the tax consequences of the Exchange Offer.

Each beneficial owner of Series B Preferred Shares should consult its own tax advisor regarding the particular U.S. federal, state and local and non-U.S. income and other tax consequences of the Exchange Offer.

U.S. Tax Treatment of the Series B Preferred Shares

A beneficial owner of the Series B Preferred Shares is generally treated, for U.S. federal income tax purposes, as the owner of the Series B Preferred Shares.

U.S. Holders

The following discussion applies to you only if you are a “U.S. holder.” A U.S. holder is a beneficial owner of Series B Preferred Shares that is, for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation created or organized in, or under the laws of, the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust, if (1) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more “United States persons” (within the meaning of the Code) has the authority to control all of substantial decisions of the trust, or (2) the trust has a valid election in effect under applicable Treasury regulations to be treated as a “United States person.”

Receipt of the Exchange Offer Consideration. When you receive a combination of Common Stock and cash in exchange for your Series B Preferred Shares in the Exchange Offer, you generally will be treated as having exchanged your Series B Preferred Shares for Common Stock and cash pursuant to a “recapitalization” and you generally will not recognize loss for U.S. federal income tax purposes. However, you will be required to recognize gain, if any, equal to the lesser of (i) the amount of cash that you receive; and (ii) the amount of gain that you “realize” in the exchange. The amount of gain that you “realize” will equal the amount by which (a) the cash plus the fair market value of the Common Stock that you receive exceed (b) your tax basis in the Series B Preferred Shares that you tender. If none of the “dividend non-equivalence tests” described below are satisfied, any gain that you recognize generally will be treated as dividend income for U.S. federal income tax purposes. Conversely, if any of the “dividend non-equivalence tests” described below are satisfied, any gain that you recognize generally will be treated as capital gain for U.S. federal income tax purposes. In either case, your tax basis in the Common Stock that you receive will be the same as your tax basis in the Series B Preferred Shares that you tender, increased by the amount of gain, if any, that you recognize and reduced by the amount of cash that you receive and your holding period for the Common Stock that you receive will include the holding period during which you held the Series B Preferred Shares that you tender. If you tender more than one “block” of Series B Preferred Shares (that is, groups of Series B Preferred Shares that you purchased at different times or at different prices), you must calculate your recognized gain separately with respect to each block, and the results for each block may not be netted in determining your overall recognized gain. Instead, you will recognize gain on those shares on which gain is realized. If you tender more than one block of Series B Preferred Shares, you are urged to consult your own tax advisor.

Receipt of Cash in Lieu of a Fractional Share. If you receive cash in lieu of a fractional share of Common Stock, you generally will recognize capital gain or loss in an amount equal to the difference between the amount of cash received and your adjusted tax basis allocable to such fractional share.

Dividend Non-Equivalence Tests. Upon receiving a combination of Common Stock and cash in exchange for your Series B Preferred Shares in the Exchange Offer, the cash that you receive, or the gain that you are required to recognize, as the case may be, generally will be treated either as dividend income or capital gain for U.S. federal income tax purposes, depending on a determination of whether the cash that you receive, or the gain that you recognize, as the case may be, is considered to have the effect of a dividend distribution for U.S. federal income tax purposes.

In order to make this determination, upon receiving a combination of Common Stock and cash in exchange for your Series B Preferred Shares in the Exchange Offer, you will be treated as if (i) you had not participated in the Exchange Offer and instead exchanged all of your Series B Preferred Shares for shares of Common Stock and (ii) immediately thereafter we redeemed a portion of your Common Stock in exchange for cash (in an amount equal to the cash that you received in the Exchange Offer). If the deemed redemption meets any of the “dividend non-equivalence tests” described below, your recognized gain will be treated as capital gain for U.S. federal income tax purposes. If the deemed redemption does not meet any of the “dividend non-equivalence tests” described below, your recognized gain will be treated as a dividend for U.S. federal income tax purposes.

The “dividend non-equivalence tests” are as follows:

•

your percentage of our total outstanding voting shares that you actually and constructively own immediately following the Exchange Offer is less than 80% of the percentage of our total outstanding voting shares that you actually and constructively own immediately before the Exchange Offer and you have a similar reduction in your percentage ownership of our total outstanding Common Stock;

•	as a result of the Exchange Offer, you no longer actually or constructively own any of our outstanding shares of stock; or

•

the Exchange Offer results in a meaningful reduction of your proportionate interest in our stock (which is determined based on your particular facts and circumstances; however, in certain circumstances, in the case of a stockholder holding a small minority (e.g., less than 1%) of our stock who does not exercise meaningful control over the affairs of the Company, even a small reduction of your proportionate interest in our stock may satisfy this test).

In determining whether any of the “dividend non-equivalence tests” is satisfied, you must take into account not only shares of our stock that you actually own, but also shares of our stock that you constructively own, including shares of our stock actually owned, and in some cases constructively owned, by certain related individuals and certain entities in which you have an interest, or that have an interest in you.

Contemporaneous dispositions or acquisitions of shares by you (or persons or entities related to you) may be deemed to be part of a single integrated transaction which will be taken into account in determining whether any of the “dividend non-equivalence tests” have been satisfied with respect to shares of our Series B Preferred Shares exchanged pursuant to the Exchange Offer. For example, if you sell shares of our Series B Preferred Shares to persons other than us at or about the time you participate in the Exchange Offer, and these transactions are part of an overall plan to reduce or terminate your proportionate interest in our stock, then the sales to persons other than us may, for U.S. federal income tax purposes, be integrated with your exchange of shares of our Series B Preferred Shares pursuant to the Exchange Offer and, if integrated, should be taken into account in determining whether you satisfy any of the “dividend non-equivalence tests” described above.

If you are contemplating participating in the exchange offer, we urge you to consult your tax advisors regarding the “dividend non-equivalence tests” described above, including the effect of the constructive ownership rules and the possibility that a substantially contemporaneous sale of Series B Preferred Shares to persons other than us may assist in satisfying one or more of the “dividend non-equivalence tests.”

Amounts Treated as Capital Gain or Loss. Any amounts that are treated pursuant to the discussion above as capital gain or loss generally will be treated as long-term capital gain or loss if your holding period is greater than one year at the time of the exchange. Your ability to deduct capital losses against ordinary income is subject to limitations. Capital gain or loss that you recognize generally will be treated as a U.S.-source capital gain or loss for U.S. foreign tax credit purposes.

Amounts Treated as Dividend Income. Any amounts that are treated pursuant to the discussion above as dividend income generally will be taxable to you as either ordinary dividend income or “qualified dividend income” as described below (and without regard to the extent of our earnings and profits, since we do not maintain calculations of earnings and profits under U.S. Federal income tax principles). Because we are not a U.S. corporation, if you are a corporation (or other entity taxable as a corporation for U.S. Federal income tax purposes), you will not be entitled to claim a dividends-received deduction with respect to any dividend income that you receive from us. Dividend income that you recognize generally will be treated as “passive category income” for U.S. foreign tax credit purposes.

If you are an individual, trust or estate, dividend income that you are treated as receiving from us pursuant to the Exchange Offer generally should be treated as “qualified dividend income,” provided that: (1) the Series B Preferred Shares are readily tradable on an established securities market in the United States (such as the New York Stock Exchange), at the time of the exchange; (2) we are not a “passive foreign investment company” for the taxable year during which you are treated as receiving the dividend income or the immediately preceding taxable year (see the discussion under “Item 10. Additional Information—E. Tax Considerations—United States Federal Income Taxation of United States Holders—PFIC Status” in our Annual Report); (3) you have owned the Series B Preferred Shares for more than 60 days in the 121-day period beginning 60 days before the date on which the Series B Preferred Shares become ex-dividend (and have not entered into certain risk limiting transactions with respect to such Series B Preferred Shares); (4) you are not under an obligation to make related payments with respect to positions in substantially similar or related property; and (5) you do not treat the dividends as “investment income” for purposes of the investment interest deduction. Qualified dividend income is taxed at a preferential rates applicable to long-term capital gain, depending on the income level of the taxpayer. Dividends you receive from us that are not eligible for the preferential rates will be taxed at the ordinary income rates.

Special rules may apply to any dividend income you are treated as receiving from us pursuant to the Exchange Offer that is treated as an “extraordinary dividend.” Generally, an extraordinary dividend is a dividend with respect to a share of stock in an amount that is equal to or in excess of 10% of your tax basis (or fair market value in certain circumstances) in such share of stock. In addition, extraordinary dividends include dividends received within a one-year period that, in the aggregate, equal or exceed 20% of your tax basis (or fair market value in certain circumstances). If you are treated as receiving an extraordinary dividend that is treated as “qualified dividend income” on any share of our stock and you are an individual, estate or trust, then any loss you derive from a subsequent sale or exchange of such share of our stock will be treated as long-term capital loss to the extent of such dividend.

Treatment of Accrued and Unpaid Dividends on Series B Preferred Shares. As noted above, the receipt of Common Stock and cash in exchange for your Series B Preferred Shares in the Exchange Offer generally will be treated as a recapitalization for U.S. federal income tax purposes. At the time of the consummation of the Exchange Offer, to the extent that the Series B Preferred Shares has accrued but unpaid dividends, certain special rules may apply. Applicable U.S. Treasury regulations provide that, even if the exchange is a recapitalization, it may nonetheless result in a deemed distribution if (i) the recapitalization is conducted pursuant to a plan to periodically increase a stockholder’s proportionate interest in our assets or earnings and profits or (ii) a stockholder owning Series B Preferred Shares with dividends in arrears exchanges the Series B Preferred Shares for other stock in a recapitalization and the exchange results in a proportionate increase in the exchanging Series B Preferred Shares holders’ interest in our assets or earnings and profits. With respect to (ii), under applicable U.S. Treasury regulations, such proportionate increase occurs where either the fair market value or liquidation preference, whichever is greater, of the stock received (determined immediately following the consummation of the Exchange Offer) exceeds the issue price of the Series B Preferred Shares surrendered. If either of the circumstances described above were satisfied, you may be treated as having received a deemed distribution that would be treated as a dividend for U.S. federal income tax purposes in excess of the amount of cash you receive in the Exchange Offer. You are urged to consult your tax advisor concerning the application of these rules to the Exchange Offer.

Certain Reporting Requirements. If you tender Series B Preferred Shares and receive Common Stock and cash, in exchange therefor, you may be required to retain in your records, and file with your U.S. federal income tax return for the taxable year in which the exchange takes place, a statement setting forth all of the relevant facts in respect of the non-recognition of gain or loss upon such exchange, including:

•	Your tax basis in the Series B Preferred Shares tendered in the exchange; and

•	The fair market value of the Common Stock that you received in the exchange as of the effective time of the exchange and the amount of any cash that you received in the exchange.

You are urged to consult your tax advisor concerning any information reporting requirements applicable to the Exchange Offer.

Non-U.S. Holders

The following discussion applies to you only if you are a “non-U.S. holder.” A non-U.S. holder is a beneficial owner of Series B Preferred Shares that is neither a U.S. holder (as defined above) nor an entity or arrangement classified as a partnership for U.S. federal income tax purposes.

If you tender Series B Preferred Shares in the Exchange Offer, the exchange generally will be treated in the same manner as if you were a United States person, as described above. However:

•

Any amounts that are treated pursuant to the discussion above as dividend income generally will not be subject to U.S. federal income or withholding tax, unless the dividend income is effectively connected with your conduct of a trade or business in the United States. If you are entitled to the benefits of an applicable income tax treaty with the United States with respect to that income, such income generally will be taxable in the United States only if it is attributable to a permanent establishment maintained by you in the United States; and

•	Any amounts that are treated pursuant to the discussion above as capital gain generally will not be subject to U.S. federal income tax or withholding tax; unless,

•

(A) the gain is effectively connected with your conduct of a trade or business in the United States (and, if you are entitled to the benefits of an applicable income tax treaty with the United States with respect to that gain, that gain is attributable to a permanent establishment maintained by you in the United States); or

•	(B) you are an individual who is present in the United States for 183 days or more during the taxable year in which the gain is recognized and certain other conditions are met.

Any income or gain that is effectively connected with your conduct of a trade or business in the United States (or so treated) generally will be subject to U.S. federal income tax, net of certain deductions, at regular U.S. federal income tax rates. If you are a corporation, your earnings and profits that are attributable to the effectively connected income (subject to certain adjustments) may be subject to an additional U.S. branch profits tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty).

Any gain described in clause (B) of the second bullet point above (net of certain U.S.-source losses) will be taxed at a flat rate of 30% (or such lower rate as may be specified by an applicable income tax treaty).

Information Reporting and Backup Withholding

In general, if you are a non-corporate U.S. holder and you tender Series B Preferred Shares in the Exchange Offer, any cash and stock paid to you pursuant to the Exchange Offer may be subject to information reporting requirements. These payments to a non-corporate U.S. holder may also be subject to backup withholding tax if the non-corporate U.S. holder: (i) fails to provide an accurate taxpayer identification number; (ii) is notified by the IRS that it has become subject to backup withholding due to a prior failure to report all interest or distributions required to be shown on its federal income tax returns; or (iii) fails to comply with applicable certification requirements.

If you are a non-U.S. holder, you may be required to establish your exemption from information reporting and backup withholding by certifying your non-U.S. status on IRS Form W-8BEN, W-8BEN-E, W-8ECI or W-8IMY, as applicable.

Backup withholding tax is not an additional tax. Rather, you generally may obtain a refund of any amounts withheld under backup withholding rules that exceed your income tax liability by accurately completing and timely filing a refund claim with the IRS.

Consequences of Ownership of Shares of Our Common Stock

If you will own shares of Common Stock following the Exchange Offer, see the discussion under “Item 10. Additional Information—E. Tax Considerations—United States Federal Income Tax Considerations” in our Annual Report.

Consequences of Not Participating in the Exchange Offer

If the Exchange Offer is consummated, the number of outstanding Series B Preferred Shares may fall below the requirements for listing of such Series B Preferred Shares on the NYSE and a delisting of the Series B Preferred Shares from the NYSE may occur. If a delisting of the Series B Preferred Shares were to occur, it may result in a loss of preferential capital gain tax rates for certain dividends received by certain non-corporate U.S. holders of such Series B Preferred Shares, and loss of the ability to make a “mark-to-market” election with respect to such Series B Preferred Shares by U.S. holders in the event we are treated as a passive foreign investment company for U.S. federal income tax purposes.

You are urged to consult your tax advisor with respect to the U.S. federal income tax consequences of the Exchange Offer to you even where you do not participate in the Exchange Offer.

MARSHALL ISLANDS TAX CONSIDERATIONS

The following discussion is based upon the opinion of Cozen O’Connor P.C., our counsel as to matters of the laws of the Republic of the Marshall Islands, and the current laws of the Republic of the Marshall Islands applicable to persons who do not reside in, maintain offices in or engage in business in the Republic of the Marshall Islands.

Because we and our subsidiaries do not and do not expect to conduct business or operations in the Republic of the Marshall Islands, and because all documentation related to this Exchange Offer will be executed outside of the Republic of the Marshall Islands, under current Marshall Islands law you will not be subject to Marshall Islands taxation or withholding on any consideration you receive as a shareholder. In addition, you will not be subject to Marshall Islands stamp, capital gains or other taxes on the exchange of Series B Preferred Shares, and you will not be required by the Republic of the Marshall Islands to file a tax return relating to your ownership of Common Stock.

EACH SHAREHOLDER IS URGED TO CONSULT HIS OR HER OWN TAX, LEGAL AND OTHER ADVISORS REGARDING THE CONSEQUENCES OF OWNERSHIP OF COMMON STOCK OR SERIES B PREFERRED SHARES UNDER THE SHAREHOLDER’S PARTICULAR CIRCUMSTANCES.

SERVICE OF PROCESS AND ENFORCEABILITY OF CIVIL LIABILITIES

We are a Marshall Islands corporation and our offices are located outside of the United States in Monaco. In addition, our affiliated management companies, Safe Bulkers Management Limited, a company organized and existing under the laws of the Republic of Cyprus, and Safety Management Overseas S.A., a company incorporated under the laws of the Republic of Panama, operate from Limassol, Cyprus and Athens, Greece. A majority of our directors and officers reside outside the United States. In addition, a substantial portion of our assets and the assets of our directors and officers are located outside of the United States. As a result, you may have difficulty serving legal process within the United States upon us or any of these persons. You may also have difficulty enforcing, both in and outside of the United States, judgments you may obtain in U.S. courts against us or these persons in any action, including actions based upon the civil liability provisions of U.S. Federal or state securities laws.

Furthermore, there is substantial doubt that the courts of the Marshall Islands, Monaco or Greece would enter judgments in original actions brought in those courts predicated on U.S. Federal or state securities laws.

Cozen O’Connor P.C., our counsel as to Marshall Islands law, has advised us that there is uncertainty as to whether the courts of the Republic of the Marshall Islands would (i) recognize or enforce against us or our directors or officers judgments of courts of the United States based on civil liability provisions of applicable U.S. federal and state securities laws or (ii) impose liabilities against us or our directors and officers in original actions brought in the Marshall Islands, based on these laws. It may also not be possible for you to enforce, both in and outside the United States, judgments you may obtain in United States courts against us or these persons in any action, including actions based upon the civil liability provisions of U.S. federal or state securities laws. Furthermore, there is substantial doubt that the courts of such jurisdictions would enter judgments in original actions brought in those courts predicated on U.S. federal or state securities laws.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

We have obtained directors’ and officers’ liability insurance against any liability asserted against such person incurred in the capacity of director or officer or arising out of such status, whether or not we would have the power to indemnify such person.

MISCELLANEOUS

We are not aware of any jurisdiction in which the making of the Exchange Offer is not in compliance with applicable law. If we become aware of any U.S. jurisdiction in which the making of the Exchange Offer would not be in compliance with applicable state law, we will make a good faith effort to comply with any such state law. If, after such good faith effort, we cannot comply with any such law, the Exchange Offer will not be made to (nor will tenders of any Series B Preferred Shares be accepted from or on behalf of) the holders residing in such U.S. jurisdiction. To the extent required under the laws of certain states, the offer is deemed to be made through D.F. King & Co., Inc.

No person has been authorized to give any information or make any representation on our behalf not contained in this Exchange Offer or in the related letter of transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

Recipients of this Offer to Exchange and the accompanying materials should not construe the contents hereof or thereof as legal, business or tax advice. Each recipient should consult its own attorney, business advisor and tax advisor as to legal, business, tax and related matters concerning the Exchange Offer.

CERTAIN SECURITIES LAWS CONSIDERATIONS

All of the Series B Preferred Shares outstanding as of the date of this Offer to Exchange were either issued in an offering that was registered pursuant to the Securities Act or are otherwise freely tradable under U.S. securities laws, other than in the case of any Series B Preferred Shares held by our affiliates. The issuance of any shares of Common Stock upon exchange of the Series B Preferred Shares is exempt from registration pursuant to Section 3(a)(9) of the Securities Act. We have no contract, arrangement or understanding relating to, and will not, directly or indirectly, pay any commission or other remuneration to any broker, dealer, salesperson, agent or any other person for soliciting tenders in the Exchange Offer. In addition, no broker, dealer, salesperson, agent or any other person is engaged or authorized to express any statement, opinion, recommendation or judgment with respect to the relative merits and risks of the Exchange Offer. Our officers, directors and employees may solicit tenders from holders of our Series B Preferred Shares and will answer inquiries concerning the Exchange Offer, but they will not receive additional compensation for such services.

When securities are exchanged for other securities of an issuer under Section 3(a)(9), the securities received in essence assume the character of the exchanged securities for purposes of the Securities Act. Accordingly, the shares of our Common Stock issued in exchange for Series B Preferred Shares would be free of resale restrictions if held by persons that are not “affiliates” of ours within the meaning of Rule 405 of the Securities Act. Any shares of Common Stock issued in the Exchange Offer to persons or entities who are affiliated with us will not be freely tradable and any resale would have to be registered under the Securities Act, or comply with applicable exemptions under the securities laws, which may include Rule 144 under the Securities Act. You are urged to consult with your own legal counsel regarding the availability of a resale exemption from the registration requirements of the Securities Act.

WHERE YOU CAN FIND MORE INFORMATION

We file annual and other reports with and furnish information to the SEC. You may inspect and copy any document we file with or furnish to the SEC at the public reference facilities maintained by the SEC at 100 F Street, NE, Washington, D.C. 20549, at prescribed rates or from the SEC’s web site on the Internet at www.sec.gov free of charge. You should call the SEC at 1-800-SEC-0330 for further information on public reference rooms. You can also obtain information about us at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

We are subject to the information requirements of the Exchange Act, and, in accordance with the Exchange Act, are required to file with the SEC annual reports on Form 20-F and furnish other material information to the SEC on Form 6-K. These reports and other information may be inspected and copied at the public reference facilities maintained by the SEC or obtained from the SEC’s website as provided above. As a foreign private issuer we are exempt under the Exchange Act from, among other things, certain rules prescribing the furnishing and content of proxy statements, and our directors and principal Common Stock holders and our executive officers are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently, or as promptly, as U.S. companies whose securities are registered under the Exchange Act, including the filing of quarterly reports on Form 10-Q or Current Reports on Form 8-K.

We make our periodic reports as well as other information filed with or furnished to the SEC available, free of charge, through our website, at www.safebulkers.com, as soon as reasonably practicable after those reports and other information are electronically filed with or furnished to the SEC. The information contained in or accessible from our internet website is not part of this Offer to Exchange unless specifically incorporated by reference herein.

INCORPORATION BY REFERENCE

This Offer to Exchange incorporates by reference the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. We have filed the documents listed below with the SEC and these documents are incorporated by reference herein:

•	our Annual Report on Form 20-F for the fiscal year ended December 31, 2016, filed on March 7, 2017;

•

the description of our Common Stock contained in our Registration Statement on Form 8-A filed on May 22, 2008, including any subsequent amendments or reports filed for the purpose of updating such description; and

•

the description of our Series B Preferred Shares contained in our Registration Statement on Form 8-A filed on June 18, 2013, including any subsequent amendments or reports filed for the purpose of updating such description.

We have not authorized anyone to give any information or make any representation about the Exchange Offer that is different from, or in addition to, that contained in this Offer to Exchange. Therefore, you should not rely on any other information. If you are in a jurisdiction in the United States where offers to purchase or sell, or solicitations of offers to purchase or sell, the securities offered by this Offer to Exchange are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this Offer to Exchange does not extend to you. The information contained in this Offer to Exchange speaks only as of the date of this Offer to Exchange unless the information specifically indicates that another date applies.

The Exchange Agent for the Exchange Offer is:

American Stock Transfer & Trust Company, LLC

By Mail:

American Stock Transfer & Trust Company, LLC
Operations Center
Attn: Reorganization Department
P.O. Box 2042
New York, New York 10272-2042

The Information Agent for the Exchange Offer is:

D.F. King & Co., Inc.
48 Wall Street
New York, NY 10005

Call Toll-Free (800) 370-1749
Contact via E-mail at: safebulkers@dfking.com